ARRANGEMENT AGREEMENT
AMONG
MAXWELL TECHNOLOGIES, INC.,
AND
NESSCAP ENERGY INC.
February 28, 2017

TABLE OF CONTENTS
ARTICLE 1 INTERPRETATION
1.1Definitions
1.2Currency
1.3Interpretation Not Affected by Headings
1.4Knowledge
1.5Extended Meanings, Etc.
1.6Date of any Action
1.7Performance of the Purchaser’s Obligations
1.8Schedules
ARTICLE 2 THE ARRANGEMENT
2.1The Arrangement
2.2Implementation Steps by the Company
2.3Implementation Steps by the Purchaser
2.4Interim Order
2.5Circular and Preparation of Filings
2.6Court Proceedings
2.7Articles of Arrangement
2.8List of Securityholders
2.9Treatment of Options
2.10Payment of Consideration
2.11Dissenting Shareholders and Other Proceedings
2.12Purchaser Group
2.13Further Conveyances and Assumptions; Consent of Third Parties.
2.14U.S. Tax Treatment

ARTICLE 3 PURCHASE PRICE
3.1Purchase Price
ARTICLE 4 REPRESENTATIONS AND WARRANTIES
4.1Representations and Warranties of the Company
4.2Representations and Warranties of the Purchaser
4.3Survival of Representations and Warranties
ARTICLE 5 COVENANTS REGARDING THE CONDUCT OF BUSINESS
5.1Covenants of the Company
5.2Covenants of the Purchaser
ARTICLE 6 ADDITIONAL COVENANTS
6.1Access to Information
6.2Covenants of the Company Regarding the Arrangement
6.3Covenants of the Purchaser Regarding the Arrangement
6.4Mutual Covenants
6.5Options
6.6Company Transaction Expenses and Retained Liabilities

6.7	Post-Closing Employee Services
ARTICLE 7 ACQUISITION PROPOSALS
7.1Non-Solicitation
7.2Right to Match
ARTICLE 8 TERMINATION
8.1Termination
8.2Termination Fee
8.3Void upon Termination
8.4Notice and Cure Provisions
ARTICLE 9 CONDITIONS PRECEDENT

9.1Mutual Conditions Precedent
9.2Additional Conditions Precedent to the Obligations of the Company
9.3Additional Conditions Precedent to the Obligations of the Purchaser
ARTICLE 10 GENERAL
10.1Notices
10.2Expenses
10.3No Assignment
10.4Benefit of Agreement
10.5Time of Essence
10.6Public Announcements
10.7Governing Law; Service of Process; Waiver of Jury Trial
10.8Entire Agreement
10.9Third Party Beneficiaries
10.10Amendment
10.11Waiver and Modifications
10.12Severability
10.13Mutual Interest
10.14Further Assurances
10.15Specific Performance
10.16No Personal Liability
10.17Counterparts

ARRANGEMENT AGREEMENT
THIS AGREEMENT is made as of February 28, 2017.
BETWEEN:
MAXWELL TECHNOLOGIES, INC., a corporation incorporated under the laws of the State of Delaware (the “Purchaser”)
- and -
NESSCAP ENERGY INC., a corporation incorporated under the laws of the Province of Ontario (the “Company”).
WHEREAS the Purchaser proposes to, among other things, (1) acquire all of the shares of the Company Entities (as defined herein) held by the Company (the “Purchased Shares”), (1) acquire certain other assets held by the Company as set out in Schedule D (the “Specified Assets” and together with the Purchased Shares, the “Purchased Assets”), and (1) assume certain specified liabilities of the Company to the extent set out in Schedule E (the “Assumed Liabilities”), pursuant to the Arrangement (as defined herein), as provided in this Agreement;
AND WHEREAS the Board of Directors (as defined herein) has unanimously approved this Agreement and has unanimously agreed to recommend that the Arrangement Resolution (as defined herein) be approved by the Shareholders (as defined herein) at the Company Meeting (as defined herein), on the terms and subject to the conditions of this Agreement;
AND WHEREAS the Purchaser, as of the date hereof, has entered into the Voting Agreements (as defined herein) with each of the directors and officers of the Company and the Principal Shareholders (as defined herein), pursuant to which, among other things, such parties have agreed, subject to the terms and conditions thereof, to vote the Company Shares held by them in favour of the Arrangement Resolution and that any Consideration Shares (as defined herein) received by such parties shall be subject to certain trading restrictions and obligations, subject to the terms and conditions thereof;
AND WHEREAS the Purchaser has entered into the Principal Shareholder Agreements (as defined herein) with the Principal Shareholders, pursuant to which, among other things, such Principal Shareholders have agreed that any Consideration Shares (as defined herein) received by such Principal Shareholders and the Principal Shareholders, as applicable, shall be subject to certain trading restrictions and obligations, subject to the terms and conditions thereof;
NOW THEREFORE in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
INTERPRETATION
1.1    Definitions
In this Agreement, unless otherwise defined or expressly stated herein or something in the subject matter or the context is clearly inconsistent therewith:
“1933 Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;
“1934 Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;
“Acquisition Proposal” means, at any time, whether or not in writing, any offer, proposal or inquiry (including any modification or proposed modification of any such proposal) with respect to (a) any acquisition by any person or group of persons of Company Shares (or securities convertible into or exchangeable or exercisable for Company Shares) in a single transaction or a series of transactions, representing 20% or more of the Company Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Company Shares) or (b) any acquisition by any person or group of persons of any assets of the Company and/or one or more of the Company Entities (including shares or other equity interests of any Company Entity) individually or in the aggregate contributing 20% or more of the consolidated revenue of the Company and the Company Entities or representing 20% or more of the assets of the Company and the Company Entities taken as a whole (in each case based on the consolidated financial statements of the Company most recently filed prior to such time as part of the Company Public Disclosure Record) (or any lease, license, or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, in each case, whether by plan of arrangement, amalgamation, merger, consolidation, recapitalization, liquidation, dissolution or other business combination, sale of assets, joint venture, take-over bid, tender offer, share exchange, exchange offer or otherwise, including any single or multi-step transaction or series of transactions, directly or indirectly involving the Company or any Company Entity, and in each case excluding the Arrangement and the other transactions contemplated by this Agreement and any transaction between the Company and/or one or more of its wholly-owned subsidiaries;
“affiliate” and “associate” have the meanings respectively ascribed thereto under the Securities Act;
“Agreement” means this Arrangement Agreement (including the Schedules attached hereto) as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof;
“Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms or made at the direction of the Court in the Final Order and with the consent of the Purchaser and the Company, each acting reasonably;

“Arrangement Resolution” means the special resolution to be considered and, if thought fit, passed by the Shareholders at the Company Meeting to approve the Arrangement, to be substantially in the form and content of Schedule B hereto;
“Assumed Liabilities” means the obligations and liabilities of the Company to be assumed by the Purchaser upon Closing as set forth in Schedule E hereto;
“Board of Directors” means the board of directors of the Company as constituted from time to time;
“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or San Diego, California are closed for business;
“Canadian Securities Laws” means the Securities Act and all other applicable Canadian provincial securities legislation and the respective regulations made thereunder, including all instruments, policies, rules, orders, codes, notices and interpretation notes of the relevant securities regulators;
“Change of Recommendation” has the meaning ascribed thereto in Section 8.1(c)(i);
“Circular” means the notice of meeting and accompanying information circular (including all schedules, appendices and exhibits thereto) to be sent to the Shareholders in connection with the Company Meeting, including any amendments or supplements thereto;
“Closing” has the meaning ascribed thereto in Section 2.1;
“Closing Date” has the meaning ascribed thereto in Section 2.1;
“Code” means the United States Internal Revenue Code of 1986, as amended;
“Company Annual Financial Statements” means the audited consolidated financial statements of the Company for the years ending December 31, 2015 and 2014, together with the notes thereto;
“Company Data Room” means the Company’s electronic data room entitled “Project Ultracap” and posted at https://dataroom.ansaranda.com/Projectultracap/, as the same is constituted as of the date immediately prior to the date hereof;
“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been executed by the Company and delivered to the Purchaser contemporaneously with the execution of this Agreement;
“Company Entity” means each of Nesscap Inc., Nesscap Co., Ltd. and Nesscap Energy GmbH;
“Company Financial Statements” means the Company Annual Financial Statements and the Company Interim Financial Statements;
“Company Interim Financial Statements” means the unaudited interim consolidated financial statements of the Company for the three and nine month periods ended September 30, 2016, together with the notes thereto;
“Company Material Contract” has the meaning ascribed to that term in Section 4.1(u)(i);

“Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Arrangement;
“Company Net Closing Balance” means the sum of the Company’s bank balances at the Effective Time (i) less the amount of any expenses of the Company, incurred either in the ordinary course of business or in relation to the Permitted Company Expenses, and accrued and unpaid at the Effective Time, and (ii) plus the amount of any Company Transaction Expenses incurred and paid prior to the Effective Time. For greater certainty, expenses in the ordinary course of business and Permitted Company Expenses shall exclude all fees and expenses payable to the Company’s directors, all Company Transaction Expenses, with the exception of the Permitted Company Expenses, and all amounts payable and amounts which will become payable prior to the Effective Time under the terms of the patent license agreement entered into by the Company;
“Company Plans” has the meaning ascribed thereto in Section 4.1(y)(i), and “Company Plans” excludes the Canadian Plans;
“Company Public Disclosure Record” means all documents filed by or on behalf of the Company on the System for Electronic Document Analysis Retrieval (SEDAR) from December 31, 2013 and prior to the date of this Agreement;
“Company Shares” means the common shares in the capital of the Company;
“Closing Transaction Bonus Payments” means any transaction bonuses paid or otherwise due or payable by the Company, to the Company’s employees and officers, at or upon the Closing, including any payroll or similar taxes that the Company would be required to pay in connection with these payments; for further clarity, it does not include the deferred portions of the transaction bonuses or transaction bonuses paid to employees of the Company Entities;
“Company Transaction Expenses” means all costs and expenses incurred by the Company and/or the Company Entities prior to the Effective Time, or agreed to by the Company and/or the Company Entities prior to the Effective Time, in connection with the transactions contemplated by this Agreement, including all legal (to the extent incurred after January 1, 2017), tax, accounting, financial advisory, investment banking, printing, proxy solicitation and other administrative or professional fees, costs and expenses of third parties incurred by the Company, including in connection with the consideration of any alternative transactions in relation to the Company prior to or after the execution of this Agreement, the negotiation and settlement of this Agreement, the preparation and mailing of the Circular, the convening of the Company Meeting, applications for the Interim Order and the Final Order, the solicitation of proxies in respect of the Company Meeting, the structuring and completion of the transactions contemplated by this Agreement, the cost of directors’ and officers’ liability insurance or run-off insurance required pursuant to this Agreement, bank or lender origination or loan fees (including any counsel fees associated therewith), any prepayment penalties, premium payments or similar fees or costs incurred in connection with the retirement of amounts owed pursuant to existing debt, any distribution of Consideration Shares to the Company Shareholders, any other costs associated with the Company incurred after the consummation of the Arrangement, the Closing Transaction Bonus Payments, and any amounts payable and amounts which will become payable prior to the Effective Time under the terms of the patent license agreement entered into by the Company;
“Confidential Data” has the meaning ascribed thereto in Section 6.1(b);

“Consideration Shares” means the Maxwell Shares to be issued to the Company pursuant to the Plan of Arrangement;
“Contract” means any contract, agreement, indenture, note, instrument, license, lease, instrument or other obligation to which the Company or any Company Entity is a party;
“Controlled Group” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with a Person or (ii) which together with such Person is treated as a single employer under Section 414(t) of the Code;
“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order;
“Director” means the Director appointed pursuant to section 278 of the OBCA;
“Dissent Rights” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;
“Dissenting Shareholder” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;
“Effective Date” means the date upon which all of the conditions to the completion of the Arrangement as set out in Article 9 have been satisfied or waived in accordance with the provisions of this Agreement and all documents agreed to be delivered thereunder have been delivered to the satisfaction of the recipient, acting reasonably, and the Arrangement becomes effective in accordance with the OBCA and the Final Order;
“Effective Time” has the meaning ascribed thereto in Section 1.1 of the Plan of Arrangement;
“Environment” means the natural environment (including soil, land surface or subsurface strata, surface water, groundwater, sediment, ambient air (including all layers of the atmosphere), organic and inorganic matter and living organisms, and any other environmental medium or natural resource);
“Environmental Approvals” means all Permits or other authorizations issued or required by any Governmental Authority pursuant to any Environmental Law;
“Environmental Laws” means Laws aimed at or relating to reclamation or restoration of property; abatement of pollution; protection of the Environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, treatment, storage, disposal or control of, or exposure to, Hazardous Substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or Hazardous Substances, including to ambient air, surface water or groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise protecting human health and safety or the Environment;
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;
“Export Approvals” has the meaning ascribed thereto in Section 4.1(gg)(i);

“Export Control Laws” has the meaning ascribed thereto in Section4.1(gg);
“Extinguished Intercompany Loans” means all amounts due from any Company Entity to Nesscap Energy Inc. or Nesscap, Inc., or any amounts due to Nesscap Energy Inc. or Nesscap, Inc. from a Company Entity, except a receivable due from Nesscap Energy Inc. to Nesscap Co., Ltd. (the “Excluded Intercompany Loan”). For illustration purposes, such loan and amounts as of November 30, 2016, excluding the Excluded Intercompany Loan, are set forth on Supplement A to Schedule E;
“Fairness Opinion” means the opinion of the Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the assumptions, procedures, factors, limitations and qualifications set forth therein, the consideration to be received by the Company under the Arrangement is fair, from a financial point of view, to the Company;
“Final Application” has the meaning ascribed thereto in Section 6.4(b)(iv);
“Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under section 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended on appeal;
“Financial Advisor” means Paradigm Capital Inc.;
“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, commission, board or authority of any government, governmental body, quasi-governmental or regulatory body (including the NASDAQ and the TSX-V);
“Hazardous Substances” means any waste or other substance that is prohibited, listed, defined, designated or classified as dangerous, hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, mutation or toxic or a pollutant or a contaminant under or pursuant to, or that would result in liability under, any applicable Environmental Laws including petroleum and all derivatives thereof or synthetic substitutes therefor, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the Environment, the health of any individual, property or plant or animal life;
“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, at the relevant time, applied on a consistent basis;
“Income Tax” means any federal, state, local, or non-U.S. income tax measured by or imposed on net income, including any interest, penalty, or addition thereto, whether disputed or not;
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto;
“Intellectual Property Rights” has the meaning ascribed thereto in Section 4.1(z)(i);

“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2(a) providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court at any time prior to the Final Order or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;
“Investment Canada Act” means the Investment Canada Act (Canada);
“IRS” means the Internal Revenue Service of the United States and any successor thereto;
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which the Company or any of its subsidiaries holds voting shares, equity interests or other rights of participation but which is not a subsidiary of the Company, and any subsidiary or downstream affiliate of any such entity;
“Key Employees” means, collectively, Dr. Young Ho Kim, Hyung Sik Ahn and Yong Jin Lim;
“Key Shareholders” means (i) each of the officers and directors of the Company that own Company Shares, and (ii) all other Shareholders, other than the Principal Shareholders, with voting rights in respect of at least 7.3% of the outstanding Company Shares who are party to the Voting Agreements;
“Laws” means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;
“Lease” has the meaning ascribed thereto in Section 4.1(r);
“Leased Real Property” has the meaning ascribed thereto in Section 4.1(r);
“Liens” means any pledge, lien, charge, option, mortgage, security interest, encumbrance or other restriction;
“Lock-Up Agreement” means the lock-up agreement dated as of a date after signing prior to the Closing between the Purchaser and the Lock-Up Shareholders.
“Lock-Up Shareholders” shall mean those Shareholders owning 1% or more of the outstanding voting rights other than the Principal Shareholders entering into the Lock-Up Agreement.
“Loss” means claims, losses, liabilities, damages, judgments, interest and penalties, costs and expenses, including reasonable out-of-pocket attorneys’ fees and disbursements;
“Material Adverse Effect” means, in respect of the Company or the Purchaser, as the case may be, any change, effect, event or occurrence that is, or would reasonably be expected to become, material and adverse to the business, properties, assets, liabilities, obligations (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), capitalization, condition (financial or otherwise), operations or results of operations of the Company or the Purchaser, as applicable, and such entities’ subsidiaries, taken as a whole, except any change, effect, event or occurrence resulting from or relating to:
(i)    the announcement or pendency of this Agreement or the transactions contemplated by this Agreement, or otherwise contemplated by or resulting from the terms of this Agreement;
(ii)    changes in general economic, securities, financial, banking or currency exchange markets in U.S., Canada or South Korea;
(iii)    changes in political or civil conditions in any jurisdiction in which operations are conducted;
(iv)    any generally applicable changes in applicable Laws or regulations, changes in IFRS;
(v)    a natural disaster or the commencement, occurrence or continuation of any war, armed hostilities or act of terrorism;
(vi)    any decrease in the market price or any decline in the trading volume of the Company Shares or the Maxwell Shares (it being understood that the causes underlying such change in market price or trading volume (other than those in items (i) to (iv) above) may be taken into account in determining whether a Material Adverse Effect has occurred); or
(vii)    any event, occurrence, development or state of circumstances or facts listed in Section 3.1(l)(ii) of the Company Disclosure Letter;
but provided in the case of (ii) through (v), to the extent that such change, effect, event or occurrence does not disproportionately affect the Company or the Purchaser, as applicable, and such entities’ subsidiaries, taken as a whole, relative to comparable companies operating in the same jurisdiction.
“material fact” has the meaning attributed to such term under the Securities Act;
“Maxwell Shares” means shares of common stock of the Purchaser, par value US$0.10 per share;
“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions;
“misrepresentation” has the meaning attributed to such term under the Securities Act;
“NASDAQ” means the Nasdaq Stock Market;
“NI 52-109” means National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual And Interim Filings;
“Non-Assignable Assets” has the meaning ascribed thereto in Section 2.13(b).

“Non-Disclosure Agreement” means the confidentiality and standstill agreement dated as of March 20, 2016 between the Company and the Purchaser, as it may be amended, restated, supplemented or otherwise modified from time to time;
“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time;
“OFAC” has the meaning ascribed thereto in Section 4.1(gg);
“Optionholder” means a holder of one or more Options;
“Options” means, at any time, options to acquire Company Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;
“ordinary course of business”, or any similar reference, means, with respect to an action taken or to be taken by any person, that such action is consistent with the past practices of such person (including with respect to amount and frequency) and is taken in the ordinary course of the normal day-to-day business and operations of such person;
“Outside Date” means June 30, 2017 or such later date as may be agreed to in writing by the Parties;
“Parties” means the parties to this Agreement and “Party” means any one of them;
“Permit” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;
“Permitted Company Expenses” means expenses incurred by the Company for (i) tax advisory services, and (ii) legal fees not in the ordinary course of business or part of the Company Transaction Expenses, with (i) and (ii) together not to exceed a maximum amount of $160,000;

“Permitted Liens” means, any one or more of the following:

(a)    Liens for Taxes which are not delinquent;
(b)    inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction,     maintenance, repair or operation of a Party’s assets, provided that such Liens are related to obligations not due or delinquent, are not registered against title to any of the Purchased Assets and in respect of which adequate holdbacks are being maintained as required by applicable Law;
(c)    the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, licence, franchise, grant or permit of a Party or any of its subsidiaries, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition of their continuance; and
(d)    Encumbrances listed and described in the Company Disclosure Letter;
“person” includes an individual, sole proprietorship, corporation, body corporate, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, unlimited liability company, joint venture, joint stock company, trust, natural person in his or her capacity as trustee, executor, administrator or other legal representative, a government or Governmental Authority or other entity, whether or not having legal status;
“Plan of Arrangement” means the plan of arrangement substantially in the form and content set out in Schedule A hereto, as the same may be amended, supplemented or varied from time to time in accordance with Article 6 of the Plan of Arrangement or at the direction of the Court in the Final Order with the prior written consent of the Company and the Purchaser, each acting reasonably;
“Principal Shareholder Agreements” means the (i) principal shareholders agreement, and (ii) Voting Agreements, each dated the date hereof and made between the Purchaser and the Principal Shareholders;
“Principal Shareholders” means collectively, I2BF Energy Limited, Arbat Capital Group Ltd. and their affiliates;
“Proceedings” has the meaning ascribed thereto in Section 4.1(o);
“Purchased Assets” has the meaning ascribed thereto in the recitals;
“Purchaser Data Room” means the Purchaser’s electronic data room entitled “Reverse Due Diligence” and posted at www.intralinks.com, as the same is constituted as of the date immediately prior to the date hereof;
“Purchaser Group” has the meaning ascribed thereto in Section 2.12(a);
“Purchaser Public Disclosure Record” means all reports, registration statements and other documents filed by or on behalf of the Purchaser on the Electronic, Data-Gathering, Analysis and Retrieval (EDGAR) from since December 31, 2013 and prior to the date hereof;
“Purchaser SEC Documents” has the meaning ascribed thereto in Section 4.2(f)(i);
“Release Agreement” has the meaning ascribed thereto in Section 3.1(u)(i) in the Company Disclosure Letter;
“Release” means any sudden, intermittent or gradual release, spill, leak, pumping, addition, pouring, emission, emptying, discharge, migration, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, seepage, placement or introduction of a Hazardous Substance, whether accidental or intentional, into the Environment;
“Representatives” means, collectively, with respect to a person, any officers, directors, employees, consultants, advisors, agents or other representatives (including, solicitors, accountants, investment bankers and financial advisors) of that person or any subsidiary of that person;
“Required Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities as set forth in Schedule C hereto;
“Retained Liabilities” means all liabilities, fees, expenses, costs, damages, obligations (contingent or otherwise) of the Company other than the Assumed Liabilities;
“Returns” means any and all returns (including any withholding tax returns and information return), reports, declarations, elections, designations, notices, filings, forms, statements, and other documents (whether in tangible or intangible form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, filed or required to be filed with any applicable Governmental Authority in respect of Taxes;
“Right to Match Period” has the meaning ascribed thereto in Section 7.2(b)(iv);
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;
“Section 3(a)(10) Exemption” has the meaning ascribed thereto in Section 4.2(e);
“Securities Act” means the Securities Act (Ontario) and the rules, regulations and policies made thereunder;
“Securities Regulatory Authorities” means the securities regulatory authorities in each of the Provinces of Canada;
“Shareholder” means a holder of one or more Company Shares;
“Stock Option Plan” means the Stock Option Plan of the Company effective as of June 22, 2011;
“subsidiary” means, with respect to a specified entity, any:
(e)    corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are as at the date of this Agreement owned by such specified entity;
(f)    partnership, unlimited liability company, limited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and
(g)    a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;
“Superior Proposal” means a bona fide written Acquisition Proposal (provided, however, that, for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made by a third party or third parties acting jointly (other than the Purchaser and its affiliates) and which or in respect of which:
(h)    the Board of Directors has determined in good faith, after consultation with its financial advisors and outside legal counsel:

(i)    would, taking into account all of the terms and conditions of such Acquisition Proposal, and if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is more favourable to the Shareholders from a financial point of view than the Arrangement; and
(ii)    is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person or persons making such Acquisition Proposal; and
(i)    is not subject to any due diligence condition or due diligence termination right in favour of the acquiror; and
(j)    is made available to all of the Shareholders on the same terms and conditions;
“Superior Proposal Notice” has the meaning ascribed thereto in Section 7.2(b)(iii);
“surviving corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of the Company with or into one or more other entities (pursuant to a statutory procedure or otherwise);
“Tax” or “Taxes” means all taxes, dues, duties, rates, imposts, fees, levies, other assessments, tariffs, charges or obligations of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including (i) all income taxes, including any tax on or based on net income, gross income, income as specifically defined, earnings, gross receipts, capital, capital gains, profits, business royalty or selected items of income, earnings or profits, and specifically including any federal, provincial, state, territorial, county, municipal, local or foreign taxes, state profit share taxes, windfall or excess profit taxes, capital taxes, royalty taxes, production taxes, payroll taxes, health taxes, employment taxes, withholding taxes (including all withholdings on amounts paid to or by the relevant person), sales taxes, use taxes, goods and services taxes, custom duties, value added taxes, ad valorem taxes, excise taxes, alternative or add-on minimum taxes, franchise taxes, gross receipts taxes, licence taxes, occupation taxes, real and personal property taxes, land transfer taxes, severance taxes, capital stock taxes, stamp taxes, anti-dumping taxes, countervailing taxes, occupation taxes, environment taxes, transfer taxes, securities transaction taxes and employment or unemployment insurance premiums, social insurance premiums and worker’s compensation premiums and pension (including Canada Pension Plan) payments, and other taxes, fees, imposts, assessments or charges of any kind whatsoever together with any interest, penalties, additional taxes, fines and other charges and additions that may become payable in respect thereof, (ii) any tax imposed, assessed, collected or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee, and (iii) any liability for any of the foregoing of a transferee, successor, guarantor or by contract or by operation of law;
“Tax Act” means the Income Tax Act (Canada);
“Termination Fee” has the meaning ascribed thereto in Section 8.2(a);
“Termination Fee Event” has the meaning ascribed thereto in Section 8.2(b);

“Treasury Regulations” means the final and temporary Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations);
“TSX-V” means TSX Venture Exchange;
“Unrestricted Cash” means the Company Net Closing Balance less $100,000; in the event the Company Net Closing Balance is less than $100,000 immediately prior to the Effective Time, the Company Entities shall transfer cash to the Company in an amount that will result in the Company having a Company Net Closing Balance equal to $100,000 at the Effective Time;
“U.S. Securities Laws” means the 1933 Securities Act, the 1934 Exchange Act and all other state securities Laws and the rules and regulations promulgated thereunder; and
“Voting Agreements” mean the voting agreements dated the date hereof and made between the Purchaser and the Key Shareholders.
1.2    Currency
Except where otherwise specified, all references to currency herein are to lawful money of the United States and “$” refers to United States dollars.
1.3    Interpretation Not Affected by Headings
The division of this Agreement into Articles, sections, paragraphs and subparagraphs and the insertion of a table of contents and headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein”, “hereunder” and similar expressions refer to this Agreement, including the Schedules hereto, and not to any particular Article, section or other portion hereof. Unless something in the subject matter or context is clearly inconsistent therewith, references herein to an Article, section, subsection, paragraph, clause, subclause or schedule by number or letter or both are to that Article, section, subsection, paragraph, clause, subclause or schedule in this Agreement.
1.4    Knowledge
Any reference in this Agreement to the “knowledge” of the Company shall mean the actual or constructive knowledge, after due inquiry, of Jim Zuidema, Chief Executive Officer and Chief Financial Officer, Robert Tessler, Chief Business Development Officer, Juergen Auer, Vice President & MEA Sales & Business Development, Managing Director and Young Ho Kim, Chief Executive Officer of Nesscap Co., Ltd. Any reference in this Agreement to the “knowledge” of the Purchaser or the “knowledge” of the Purchaser shall mean the actual or constructive knowledge, after due inquiry, of Franz Fink, Chief Executive Officer, and David Lyle, Chief Financial Officer, of the Purchaser.
1.5    Extended Meanings, Etc.
Unless the context otherwise requires, words importing only the singular number also include the plural and vice versa; words importing any gender include all genders. The terms “including” or “includes” and similar terms of inclusion, unless expressly modified by the words “only” or “solely”, mean “including without limiting the generality of the foregoing” and “includes without limiting the generality of the foregoing”. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, restated, supplemented or otherwise modified, including, in the case of Contracts or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws, and all attachments thereto and instruments incorporated therein and, in the case of statutory Laws, all rules and regulations made thereunder.
1.6    Date of any Action
If the date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action will be required to be taken on the next succeeding day which is a Business Day.
1.7    Performance of the Purchaser’s Obligations
The Purchaser unconditionally guarantees the due and punctual performance of each and every obligation of the Purchaser Group arising under this Agreement and the Arrangement.
1.8    Schedules
The following are the Schedules to this Agreement:
Schedule A -    Form of Plan of Arrangement
Schedule B -    Arrangement Resolution
Schedule C -    Required Regulatory Approvals
Schedule D -    Specified Assets
Schedule E -    Assumed Liabilities
ARTICLE 2
THE ARRANGEMENT
2.1    The Arrangement
Subject to the satisfaction of the terms and conditions of this Agreement and the Plan of Arrangement, the Interim Order, and the Final Order, beginning at the Effective Time, the Parties agree to implement the Plan of Arrangement. The closing of the Arrangement (the “Closing”) will take place at 8:30 a.m. (Toronto time) on the Effective Date at the offices in Toronto of DLA Piper (Canada) LLP, or at such other time on the Effective Date or such other place as may be agreed to by the Parties (the “Closing Date”). The effective time of the Closing for tax, operational and all other matters will be deemed to be the Effective Time on the Closing Date.
2.2    Implementation Steps by the Company
The Company covenants in favour of the Purchaser that, subject to the terms of this Agreement, the Company will:

(a)    as soon as reasonably practicable after the execution of this Agreement and, in any event, not later than 15 days from the date hereof, and, in any event, in sufficient time to hold the Company Meeting in accordance with Section 2.2(b), apply to the Court for the Interim Order in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Interim Order;
(b)    lawfully convene and hold the Company Meeting in accordance with the Interim Order, the OBCA, the Company’s articles and by-laws and applicable Laws, as soon as reasonably practicable after the Interim Order is issued and, in any event, not later than 65 days from the date of this Agreement, and will not propose to adjourn, postpone or cancel the Company Meeting except with the written consent of the Purchaser, for quorum purposes or as otherwise permitted by this Agreement (except as required by Law or by valid Shareholder action). Representatives of the Purchaser and/or its legal counsel shall be permitted to attend the Company Meeting should they elect to do so;
(c)    unless and until the Board of Directors has made a Change in Recommendation or as otherwise provided in this Agreement, use commercially reasonable efforts to solicit from the Shareholders proxies in favour of the approval of the Arrangement Resolution including, if so requested by the Purchaser, and at the Purchaser’s expense, using the services of investment dealers and proxy solicitation agents, and cooperating with any persons engaged by the Purchaser, to solicit proxies in favour of the approval of the Arrangement Resolution and take all other actions reasonably requested by the Purchaser that are reasonably necessary or desirable to obtain the approval of the Arrangement by the Shareholders and permit the Purchaser to assist, and consult with the Purchaser and keep the Purchaser apprised, with respect to such solicitation and other actions;
(d)    as soon as reasonably practicable after the Company Meeting and, in any event, not later than three (3) Business Days thereafter, apply to the Court pursuant to section 182(5) of the OBCA for the Final Order in a manner and form acceptable to the Purchaser, acting reasonably, and thereafter proceed with such application and diligently pursue obtaining the Final Order; and
(e)    subject to obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 9 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions reasonably necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to it prior to the Outside Date.
2.3    Implementation Steps by the Purchaser
The Purchaser covenants in favour of the Company that, subject to the terms of this Agreement, the Purchaser will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in Article 9 (excluding conditions that by their terms cannot be satisfied until the Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Effective Date), as soon as reasonably practicable thereafter, take all steps and actions reasonably necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to each of them prior to the Outside Date.

2.4    Interim Order
The application referred to in Section 2.2(a) shall, unless the Company and the Purchaser otherwise agree, include a request that the Interim Order provide, among other things:
(a)    for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;
(b)    that the record date for the Shareholders entitled to receive notice of and to vote at the Company Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Meeting;
(c)    that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by the Shareholders present in person or by proxy at the Company Meeting voting together as a single class, and, if required by applicable Laws, a majority of the votes cast by Shareholders present in person or by proxy at the Company Meeting, excluding for this purpose votes attached to Company Shares required to be excluded pursuant to MI 61-101 or as modified by the Interim Order;
(d)    for the grant of Dissent Rights as set forth in the Plan of Arrangement;
(e)    for the notice requirements with respect to the presentation of the application to the Court for the Final Order;
(f)    that the Company Meeting may be adjourned or postponed from time to time by management of the Company, subject to the terms of this Agreement, without the need for additional approval of the Court;
(g)    subject to the consent of the Company (such consent not to be unreasonably withheld or delayed), shall also include a request that the Interim Order provide for such other matters as the Purchaser may reasonably require; and
(h)    that the transactions contemplated by the Arrangement shall be exempt from the application of the Bulk Sales Act (Ontario).
2.5    Circular and Preparation of Filings
(a)    Subject to the Purchaser complying with Section 2.5(d), the Company will, in consultation with the Purchaser:
(i)    as promptly as reasonably practicable after the execution of this Agreement, prepare the Circular together with any other documents required by the OBCA or applicable Laws in connection with the Company Meeting; and
(ii)    as promptly as reasonably practicable after the issuance of the Interim Order and, in any event, within 10 Business Days thereafter, cause the Circular to be delivered to the Shareholders and filed as required by the Interim Order and applicable Laws.
(b)    Subject to the Purchaser complying with Section 2.5(d), the Company shall ensure that the Circular complies in all material respects with applicable Laws, and, without limiting the generality of the foregoing, that the Circular (including with respect to any information incorporated therein by reference) will not, at the time of mailing, contain any misrepresentation (other than in each case with respect to any information furnished by the Purchaser) and will provide the Shareholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Meeting.
(c)    The Company and the Purchaser will cooperate in the preparation, filing and mailing of the Circular. The Company will provide the Purchaser and its Representatives with a reasonable opportunity to review and comment on drafts of the Circular and other documents related thereto prior to filing the Circular with applicable Governmental Authorities and mailing the Circular to the Shareholders and shall give reasonable consideration to any comments made by the Purchaser and its Representatives. All information relating to the Purchaser included in the Circular shall be in form and content satisfactory to the Purchaser, acting reasonably, and the Circular shall include a copy of the Fairness Opinion and a statement that the Special Committee and the Board of Directors has unanimously determined that the Arrangement is fair, from a financial point of view, to the Shareholders and is in the best interests of the Company and the unanimous recommendation of the Special Committee and the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution and the rationale for that unanimous recommendation.
(d)    As soon as reasonably practicable after the date of this Agreement and, in any event, not later than 10 days after the date hereof, the Purchaser will furnish the Company with all such information regarding the Purchaser and its subsidiaries as may be required to be included by the Company in the Circular pursuant to applicable Laws and/or which is reasonably requested by the Company and any other documents related thereto. Such information furnished by the Purchaser, as it relates to the Purchaser and its subsidiaries will not, at the time of mailing, contain any misrepresentation. In particular but without limitation, the Purchaser shall provide the Company with all information required in order for the Company to prepare the pro forma financial statements required to be included in the Circular and obtain all consents from its auditors required in connection with the financial information of the Purchaser required to be included in the Circular.
(e)    The Company and the Purchaser shall each promptly notify the other if at any time before the Effective Date it becomes aware (in the case of the Company only with respect to the Company and the Company Entities and in the case of the Purchaser only with respect to the Purchaser and its subsidiaries) that the Circular or any other document referred to in Section 2.5(d) contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Party setting out full particulars thereof. In any such event, the Company and the Purchaser will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.
(f)    The Company shall advise the Purchaser when the Purchaser may reasonably request, and on a daily basis commencing ten (10) Business Days prior to the Company Meeting, as to the aggregate tally of the proxies and votes received in respect of the Company Meeting.
(g)    The Company shall promptly provide the Purchaser with any notice relating to the Company Meeting and allow Representatives of the Purchaser to attend the Company Meeting.

2.6    Court Proceedings
The Company shall provide the Purchaser and its counsel with reasonable opportunity to review and comment upon drafts of all material to be filed in Court in connection with the Arrangement, and shall give reasonable consideration to all such comments. Subject to applicable Law, the Company will not file any material with the Court and shall not agree to modify or amend materials filed or served, except with the Purchaser’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that nothing herein shall require the Purchaser to agree or consent to any increase in consideration or expansion of obligations. The Company shall also provide legal counsel to the Purchaser on a timely basis with copies of any notice of appearance and evidence or other documents served on the Company or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether or not in writing, received by the Company or its legal counsel indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order.
2.7    Articles of Arrangement
On or before the third Business Day after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 9 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or waiver of those conditions as of the Effective Date), and unless another date is agreed to in writing by the Company and the Purchaser, the Company shall file the Articles of Arrangement with the Director pursuant to Section 183 of the OBCA to give effect to the Arrangement and implement the Plan of Arrangement. The Arrangement shall become effective beginning as of the Effective Time and the steps to be carried out pursuant to the Arrangement shall become effective in the order set forth in the Plan of Arrangement.
2.8    List of Securityholders
Upon the reasonable request from time to time of the Purchaser, the Company shall provide the Purchaser with lists (in both written and electronic form) of the registered Shareholders, together with their addresses and respective holdings of Company Shares, lists of the names and addresses and holdings of all persons having rights issued or granted by the Company to acquire or otherwise related to Company Shares (including Optionholders) and lists of non-objecting beneficial owners of Company Shares and participants in book-based nominee registers (such as CDS & Co. and CEDE and Co.), together with their addresses and respective holdings of Company Shares. The Company will from time to time request that its registrar and transfer agent furnish the Purchaser with such additional information, including updated or additional lists of Shareholders, information regarding beneficial ownership of Company Shares and lists of holdings and other assistance as the Purchaser may reasonably request.
2.9    Treatment of Options
The Stock Option Plan shall be treated as contemplated by, and in the manner set forth in, the Plan of Arrangement. The Board of Directors shall, prior to the Effective Time, resolve to terminate all unexercised Options issued under the Stock Option Plan and the Stock Option Plan in accordance with the provisions of the Plan of Arrangement.
2.10    Payment of Consideration

Pursuant to the provisions of the Plan of Arrangement, the Purchaser will, following receipt by the Company of the Final Order and immediately prior to the filing by the Company of the Articles of Arrangement required to implement the Arrangement, deposit in escrow with the Company or otherwise make available sufficient Consideration Shares to satisfy the consideration payable by the Purchaser pursuant to the Plan of Arrangement.

2.11    Dissenting Shareholders and Other Proceedings
Registered Shareholders may exercise Dissent Rights with respect to their Company Shares in connection with the Arrangement pursuant to and in the manner set forth in the Plan of Arrangement. The Company will give the Purchaser prompt notice of (i) any written notice of any Dissent Rights exercised or purported to have been exercised by any Shareholder received by the Company in relation to the Company Meeting and Arrangement Resolution and any withdrawal of Dissent Rights received by the Company and, subject to applicable Laws, any written communications sent by or on behalf of the Company to any Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement Resolution and (ii) any claim or other Proceeding commenced (or, to the knowledge of the Company, threatened) by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated hereby. Other than as required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any settlement, prior to the Effective Time with respect to any such dissent, notice or instrument or claim or other Proceeding unless the Purchaser, acting reasonably, shall have given its written consent to such payment, settlement offer or agreement, as applicable.
2.12    Purchaser Group
(a)    The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 2.12, one or more wholly-owned subsidiaries or Affiliates to (i) purchase Purchased Assets, (ii) assume Assumed Liabilities, and/or (iii) employ any employees (any subsidiary of the Purchaser that shall be properly designated by the Purchaser in accordance with this clause, a member of the "Purchaser Group"). For purposes of this Agreement, any reference to "Purchaser" shall mean such member of the Purchaser Group in the event that Purchaser shall designate any member of the Purchaser Group as provided herein.
(b)    Without limiting any provisions of this Agreement, the Purchaser shall have the right, at any time prior to the Closing, to assign to any member of the Purchaser Group or any other entities controlled by, controlling, or under common control with the Purchaser, the Purchaser's right to take title to, ownership of, and possession of one or more of the Purchased Assets at the Effective Time. In the event that the Purchaser elects to assign all or a portion of such right with respect to all or a portion of the Purchased Assets, the Purchaser shall provide prompt written notice of any such assignment to the Company, and at the Closing, the Company shall undertake all such further acts, and execute all such documents, as may be necessary or advisable at the Purchaser's reasonable request to effect the direct, separate, and independent transfer of each Purchased Asset (or group of Purchased Assets) (i) from the Company to the Purchaser and/or (ii) from the Company to the Purchaser's assignee(s), as the case may be.
2.13    Further Conveyances and Assumptions; Consent of Third Parties.

(a)    From time to time following the Effective Time and until the wind up of the Company, the Company and the Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to the Purchaser, and its successors or assigns, all of the rights, titles and interests intended to be conveyed to the Purchaser under this Agreement and to otherwise make effective the transactions contemplated hereby and thereby. Each of Purchaser and the Company agree to use commercially best efforts to transfer the ownership of the Purchased Assets pursuant to the terms of this Agreement.
(b)    Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any contract, permit, certificate, approval, authorization or other right, which by its terms or by Law is Non-assignable without the consent of a third party or a Governmental Authority or is cancelable by a third party or would constitute a breach or violation thereof, or affect adversely the rights of the Purchaser thereunder, or constitute a Material Adverse Effect in the event of an assignment ("Non-assignable Assets") unless and until such consent shall have been obtained, and any such transfer to Purchaser that requires such consent shall be made subject only to such consent being obtained. With respect to the Purchased Assets, the Company shall cooperate with Purchaser at its request following the Effective Date in endeavoring to obtain such consents promptly and in any event until such consents are obtained, and each of the Company and Purchaser agree to cooperate in good faith to seek to minimize the costs and expenses associated with obtaining any such consents or approvals. To the extent permitted by applicable Law and the terms of the Non-assignable Assets, and subject to the winding up of the Company, in the event consents to the assignment thereof cannot be obtained, such Non-assignable Assets shall be held, as of and from the Effective Date, by the Company in trust for the Purchaser Group, as applicable, and the covenants and obligations thereunder shall be performed by Purchaser in the Company's or the applicable Company Entity’s name and all benefits and obligations existing thereunder shall be for the Purchaser Group, as applicable, account. The Company shall take, or cause to be taken, such actions in its name or otherwise as the Purchaser may reasonably request, including without limitation the enforcement of any provisions contained in any Contract contained within the Non-assignable Assets, so as to provide the Purchaser with the benefits of the Non-assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-assignable Assets, and the Company shall promptly pay over to Purchaser all money or other consideration received by it in respect of all Non-assignable Assets. As of and from the Effective Date, until the wind up of the Company, the Company on behalf of itself and its subsidiaries authorizes the Purchaser, to the extent permitted by applicable Law and the terms of the Non-assignable Assets, at the Purchaser's expense, to perform all the obligations and receive all the benefits of the Company or its affiliates under the Non-assignable Assets and appoints Purchaser its attorney-in-fact to act in its name on its behalf or in the name of the applicable affiliate of the Company and on such affiliate's behalf with respect thereto. For greater certainty, nothing in this Section 2.13(b) shall restrict, prohibit or delay the steps to be taken by the Company to effect a wind up of the Company.
2.14    U.S. Tax Treatment
The Company and Purchaser intend that the transactions contemplated pursuant to the Arrangement qualify as a “reorganization” under Section 368(a)(1)(C) of the Code (the “Transaction Tax Treatment”). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Unless otherwise required by applicable law, the parties shall (and shall cause their respective affiliates to) (i) report the relevant federal, state, local and other Tax consequences of the transaction contemplated under this Agreement in a manner consistent with the Transaction Tax Treatment, and (ii) not take any position inconsistent with the Transaction Tax Treatment on any Tax Return or any Tax proceeding, in each case, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or foreign law). The Company and the Shareholders have had an opportunity to review with their own Tax advisors the Transaction Tax Treatment and the Tax consequences of the transactions contemplated by this Agreement. Each Shareholder understands that it must rely solely on its own advisors and not on any statements or representations made by the Company or any of its representatives with respect to the Transaction Tax Treatment and the Tax consequences of the transactions contemplated by this Agreement.
Article 3
PURCHASE PRICE
3.1    Purchase Price
The Purchased Assets shall be sold free and clear of all Liens at the Effective Time pursuant to the Arrangement. In addition to the assumption by Purchaser of the Assumed Liabilities in the amount and in accordance with the terms of the Plan of Arrangement, the aggregate consideration payable by the Purchaser to the Company for the Purchased Assets shall be $23,175,000 (the “Purchase Price”), which payment shall be satisfied, without the deduction of any withholding taxes, by issuing the number of Consideration Shares determined pursuant to, and delivered in accordance with, the Plan of Arrangement.
Article 4
REPRESENTATIONS AND WARRANTIES
4.1    Representations and Warranties of the Company
The Company hereby represents and warrants to and in favour of the Purchaser, and acknowledges that the Purchaser is relying upon such representations and warranties in entering into this Agreement, as follows:
(a)    Organization and Qualification. The Company has been duly incorporated and validly exists and is in good standing under the laws of the Province of Ontario and has the requisite corporate and legal power and capacity to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Company Entities is a corporation or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation and has the requisite corporate, legal or other power and authority to own its assets as now owned and to carry on its business as it is now being carried on. Each of the Company and the Company Entities is duly qualified to carry on business in each jurisdiction in which the nature or character of the respective properties and assets, owned, leased or operated by it, or the nature of its business or activities, makes such qualification necessary except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(b)    Authority Relative to this Agreement. The Company has the requisite corporate power, authority and capacity to enter into this Agreement and (subject to obtaining the approval of the Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2, to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the completion by the Company of the transactions contemplated by this Agreement have been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement or, subject to obtaining the approval of the Shareholders of the Arrangement Resolution and the Final Order as contemplated in Section 2.2, the completion by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.
(c)    Required Approvals. No authorization, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of the Company Entities for the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder, the completion by the Company of the Arrangement or the ability of the Purchaser to conduct operations after the Effective Time, other than:
(i)    the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;
(ii)    the Final Order, and any filings required in order to obtain the Final Order;
(iii)    such filings and other actions required under applicable Securities Laws and the rules and policies of the TSX-V as are contemplated by this Agreement;
(iv)    the Required Regulatory Approvals relating to the Company; and
(v)    any other authorizations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would not reasonably be expected to have a Material Adverse Effect on the Company or could not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
(d)    No Violation. Subject to obtaining the authorizations, consents and approvals and making the filings referred to in Section 4.1(c) and complying with applicable Laws, the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the completion of the Arrangement do not and will not (nor will they with the giving of notice or the lapse of time or both):
(i)    result in a contravention, breach, violation or default under any Law applicable to it or any of the Company Entities or any of its or their respective properties or assets;
(ii)    result in a material contravention, conflict, violation, breach or default under the constating documents of it or any of the Company Entities;
(iii)    result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any Company Material Contract or material Permit to which it or any of the Company Entities is a party or by which it or any of the Company Entities is bound; or

(iv)    result in the suspension or alteration in the terms of any material Permit held by it or any of the Company Entities or in the creation of any Lien (other than a Permitted Lien) upon any of their properties or assets, including the Purchased Assets.
(e)    Capital Structure. As at the date of this Agreement 3,030,252 Company Shares were reserved for issuance upon the exercise of outstanding Options under the Stock Option Plan. None of the Company Entities has any outstanding agreement, subscription, warrant, option, conversion or exchange privilege right, arrangement or commitment (nor has it granted any right or privilege (contingent or otherwise) capable of becoming an agreement, subscription, warrant, option, conversion or exchange privilege, right, arrangement or commitment) obligating it to issue or sell any common shares or other securities of a Company Entity, including any security or obligation of any kind convertible into or exchangeable or exercisable for any common shares of a Company Entity or other securities. Neither the Company nor any Company Entity has any outstanding stock appreciation rights, phantom equity, restricted share unit, deferred share unit or similar right, agreement, arrangement or commitment based on the book value, Company Share price, income or any other attribute of or related to the Company or any of the Company Entities. No securities of the Company Entities are listed on any stock or securities exchange or market or registered under any securities Laws. There are no outstanding bonds, debentures or other evidences of indebtedness of the Company or any of the Company Entities having the right to vote (or that are convertible into or exchangeable or exercisable for securities having the right to vote) with the holders of Company Shares on any matter other than as set out in Section 3.1(e) of the Company Disclosure Letter. Section 3.1(e) of the Company Disclosure Letter sets out a true, complete and correct list of all Options, the names of the holders of Options, whether each such holder is a current director of the Company or current employee of the Company or any of the Company Entities and the grant date of such Options, and, with respect to each Option, the exercise price, vesting schedule and expiration date for such Option. A true, correct and complete copies of the Stock Option Plan is contained in the Company Data Room. Neither the Stock Option Plan nor any of the award agreements granting Options thereunder allows for the cashless exercise of the Options.
(f)    Shareholders’ Rights Plan. The Company Entities do not have a shareholder rights plan in place.
(g)    Company Entities. Section 3.1(g) of the Company Disclosure Letter sets forth a true, complete and correct list of each Company Entity, together with (i) its status and its jurisdiction and form of organization, and (ii) the ownership or interest therein of the Company. All of the outstanding shares in the capital of or outstanding shares of capital stock or other ownership, equity or voting interests of the Company Entities held by the Company, directly or indirectly, are validly issued, fully paid and non-assessable (to the extent such concepts are recognized in the applicable jurisdiction), free and clear of any Liens (other than Permitted Liens and those set forth in Section 3.1(g) of the Company Disclosure Letter), and, except as disclosed in Section 3.1(g) of the Company Disclosure Letter, there is no outstanding option, right, entitlement, understanding or commitment (contingent or otherwise) regarding the right to acquire any such share or interest in any such Company Entity and no outstanding option, warrant, conversion or exchange privilege or other right, agreement, arrangement or commitment obligating any such entity to issue or sell any share or ownership, equity or voting interest of such entity or security or obligation of any kind convertible into or exchangeable or exercisable for any shares or ownership, equity or voting interests of any such entity. Neither the Company nor any of the Company Entities own any interest or investment (whether equity or debt) in any other person, other than a Company Entity, which interest or investment is material to the Company and the Company Entities, taken as a whole.

(h)    Securities Laws Matters. The documents and information comprising the Company Public Disclosure Record, as at the respective dates did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such documents collectively constitute full, true and plain disclosure of all material facts relating to the Company and the Company Entities. The Company has timely filed, and will timely file, all forms, reports, statements and documents, including financial statements and management’s discussion and analysis, required to be filed by the Company under applicable Canadian Securities Laws and the rules and policies of the TSX-V. The Company has not filed any confidential material change report that at the date hereof remains confidential.
(i)    Financial Statements. The Company Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws except (i) as otherwise stated in the notes to such statements or, in the case of the Company Annual Financial Statements, in the auditor’s report thereon and (ii) that the Company Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Canadian Securities Laws or IFRS (none of which are material to the Company and the Company Entities taken as a whole). The Company Financial Statements present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company and the Company Entities on a consolidated basis as at the respective dates thereof and the revenues, earnings, results of operations, changes in shareholders’ equity and cash flows of the Company and the Company Entities on a consolidated basis for the periods covered thereby (subject, in the case of the Company Interim Financial Statements, to normal period-end adjustments).
(j)    Internal Controls; Disclosure Controls. Management of the Company has established and maintains a system of internal accounting controls providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS. To the knowledge of the Company, as of the date of this Agreement, (i) there are no material weaknesses in the design and implementation or maintenance of the internal control over financial reporting of the Company that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information; and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company. Since December 31, 2013, none of the Company nor any of the Company Entities or, to the knowledge of the Company, any director, officer, employee, auditor, accountant or other representative of the Company or any of the Company Entities has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Entities or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Entities has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board of Directors.
(k)    No Undisclosed Liabilities. Except as provided in the Company Disclosure Letter, neither the Company nor the Company Entities has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) other than (i) liabilities and obligations disclosed in the Company Interim Financial Statements, (ii) liabilities and obligations incurred in the ordinary course of business since September 30, 2016, and (iii) the Company Transaction Expenses or other liabilities and obligations incurred as expressly permitted or specifically contemplated by this Agreement. Without limiting the foregoing, the Company Interim Financial Statements reflect reasonable reserves in accordance with IFRS for contingent liabilities relating to any pending litigation and other contingent obligations of the Company and the Company Entities, if any. Other than as disclosed in Section 3.1(k) of the Company Disclosure Letter, the Company and the Company Entities have not paid any Company Transaction Expenses or any other expense outside of the ordinary course of business or incurred in a manner not consistent with practice in previous financial periods.
(l)    Absence of Certain Changes. Since December 31, 2015, except as set out in Section 3.1(l) of the Company Disclosure Letter:
(i)    each of the Company and the Company Entities has conducted its business only in the ordinary course of business consistent with past practice;
(ii)    there has not been any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have a Material Adverse Effect on the Company;
(iii)    there has not been any material write-down by the Company or any of the Company Entities of any of the assets of the Company or any of the Company Entities;
(iv)    there has not been any expenditure or commitment to expend by the Company or any of the Company Entities with respect to capital expenses where any such expenditure or commitment exceeds $100,000;
(v)    there has not been any, direct or indirect, acquisition or sale, lease, license or other disposition by the Company of any interest in any of the Company Entities, any of their material properties or material assets;
(vi)    there has not been any incurrence, assumption or guarantee by the Company or of any of the Company Entities of any indebtedness for borrowed money (other than the incurrence of inter-company indebtedness between the Company and any of its subsidiaries or among any of its subsidiaries), any creation or assumption by the Company or any of the Company Entities of any Lien (other than Permitted Liens), or any making by the Company or any of the Company Entities of any loan, advance or capital contribution to or investment in any other person (other than between the Company and any of its subsidiaries or among any of its subsidiaries), except, in each case, in the ordinary course of business;
(vii)    there has not been any satisfaction, settlement or compromise of any material claim, liability or obligation that was not reflected in the Company Interim Financial Statements;
(viii)    the Company has not effected any material change in its accounting policies, principles, methods, practices or procedures;
(ix)    neither the Company nor any of the Company Entities has suffered any casualty, damage, destruction or loss to any of its properties in excess of $100,000 in the aggregate;
(x)    the Company has not declared, set aside or paid any dividends or made any distribution or payment or return of capital in respect of the Company Shares;
(xi)    the Company has not effected or passed any resolution to approve a split, division, consolidation, combination or reclassification of the Company Shares or any other securities of the Company;

(xii)    other than in the ordinary course of business or as required by applicable Laws, there has not been any material increase in or modification of the compensation payable or to become payable by the Company or any of the Company Entities or any of their respective directors, officers, employees, former employees or consultants (or any of their respective dependents or beneficiaries) or any grant or award to any such director, officer, employee or consultant of any increase in severance or termination pay or any increase or modification of any bonus, pension, insurance or benefit arrangement to, for or with any of such directors, officers, employees or consultants;
(xiii)    neither the Company nor any of the Company Entities has adopted, or materially amended, except as required by applicable Laws, any collective bargaining agreement, bonus, pension, profit sharing, stock purchase, stock option or other benefit plan (including any Company Plan or Canadian Plan); and
(xiv)    neither the Company nor any of the Company Entities has agreed, announced, resolved or committed to do any of the foregoing.
(m)    Compliance with Laws. The business of the Company and the Company Entities has been and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Company, and, to the knowledge of the Company, none of the Company or any of the Company Entities has received any notice of any alleged material non-compliance or violation of any such Laws.
(n)    Permits. Each of the Company Entities has obtained and is in compliance in all respects with all Permits required by applicable Laws necessary to conduct its current business and operations as they are now being conducted, except for such absence or non-compliance that would not reasonably be expected to result in a Material Adverse Effect on the Company Entities. Except as disclosed in Section 3.1(n) of the Company Disclosure Letter, there are no Proceedings in progress or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Entities that would reasonably be expected to result in the suspension, loss or revocation of any material Permit.
(o)    Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil or criminal), arbitration or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority (collectively, “Proceedings”) against the Company or any of the Company Entities that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of the Company Entities is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
(p)    Insolvency. No Proceeding is pending by or against the Company or any of the Company Entities, or, to the knowledge of the Company, is planned or threatened, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Company or any of the Company Entities or for the appointment of a trustee, receiver, manager or other administrator of the Company or any of the Company Entities or any of their respective properties or assets nor, to the knowledge of the Company, is any such act or Proceeding threatened. Neither the Company nor any of the Company Entities has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the United States Bankruptcy Code or similar legislation.

(q)    Real Property. Neither the Company nor any of the Company Entities owns any real property.
(r)    Leased Property. Section 3.1(r) of the Company Disclosure Letter identifies all of the real property leased or subleased by the Company or any of the Company Entities (“Leased Real Property”). Each lease or sublease for such Leased Real Property (each, a ”Lease”), true, correct and complete copies of which are contained in the Company Data Room, constitutes a legal, valid and binding obligation of the Company or such Company Entity, as the case may be, enforceable against the Company or such Company Entity, as the case may be, in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction, and is in full force and effect, unamended by oral or written agreement. Neither the Company nor any of the Company Entities, as the case may be, is in material breach of or default under any Lease and, to the knowledge of the Company, no event has occurred which, with the giving of notice or lapse of time, or both, would constitute a breach of or default under any Lease. To the knowledge of the Company, no third party has repudiated or has the right to terminate or repudiate any Lease except in accordance with its terms or with respect to the normal exercise of remedies in connection with any defaults thereunder or in accordance with any termination rights set out therein. To the knowledge of the Company, no counterparty to any Lease is in material default thereunder.
(s)    Operational Matters. Except as would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, all costs, expenses, and liabilities due and payable on or prior to the date hereof under the terms of any Contracts to which the Company or any of the Company Entities is directly or indirectly bound have been properly paid in accordance with the applicable terms other than payments being contested in good faith.
(t)    Taxes.
(i)    Each of the Company Entities has duly and timely filed all Returns required to be filed by it prior to the date hereof, other than those Returns identified in Section 3.1(t)(i) of the Company Disclosure Letter, and all such Returns are true, complete and correct in all material respects and fully disclose all income and expenses as required or permitted by applicable Law. Each of the Company Entities has paid or has collected, withheld and remitted to the appropriate Governmental Authority on a timely basis all assessments and reassessments and all other material Taxes due and payable by it, other than those which are being or have been contested in good faith pursuant to applicable Laws and in respect of which adequate reserves or accrual in accordance with IFRS have been provided in the Company Interim Financial Statements. Except as provided in the Company Interim Financial Statements or Section 3.1(t) of the Company Disclosure Letter, no audit, action, investigation, deficiency, litigation, proposed adjustment or other Proceeding is currently underway or, to the knowledge of the Company, is currently threatened with respect to Taxes of the Company or any of the Company Entities, and neither the Company nor any of the Company Entities is a party to any Proceeding for assessment, reassessment or collection of Taxes and no such event has been asserted or, to the knowledge of the Company, threatened against the Company or any of the Company Entities or any of their respective assets, and there are no matters of dispute or matters under discussion with any Governmental Authority relating to Taxes assessed by any Governmental Authority against the Company or any of the Company Entities or relating to any matters which could result in claims for Taxes or additional Taxes. No Lien, other than Permitted Liens, for Taxes exists other than for Taxes not yet due and payable by the Company or any of the Company Entities. The Company Interim Financial Statements accurately reflect, as of the date thereof, the Company Entities’ liability for Taxes due and accruing, including Taxes for which a Return was not yet filed or required to be filed. There are no currently effective material elections, agreements or waivers extending the statutory limitation period or providing for an extension of time with respect to the assessment or reassessment of any Taxes, the filing of any Return or any payment of Taxes by any of the Company Entities. Except as disclosed in the relevant entity’s Return, none of the Company Entities has made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Returns that could, in and of itself, require a material amount to be included in the income of any Company Entity for any period ending after the Effective Date. None of the Company or any of the Company Entities has acquired property from a non-arm’s length person (within the meaning of the Tax Act) (i) for consideration the value of which is less than the fair market value of the property or (ii) to the knowledge of the Company, as a contribution of capital for which no shares were issued by the acquirer of the property and the recipient’s cost in such property is less than its fair market value at the time of such contribution. Section 3.1(t) of the Company Disclosure Letter contains a list of all jurisdictions in which the Company or any of the Company Entities has filed, or is required to file, a Return. True, complete and correct copies of the Returns have been posted to the Company Data Room.
(ii)    Each of the Company Entities has withheld from each payment made to any of its present or former employees, officers and directors, and to all other persons, all material amounts required by applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Company Entities have remitted all material amounts in relation to government pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees, agents and consultants, as applicable, and has remitted such amounts to the appropriate Governmental Authority within the time required under applicable Laws. The Company and each of the Company Entities has charged, collected and remitted all material Taxes required under applicable Laws on any sale, supply or delivery whatsoever, made by them.
(iii)    Each of the Company and the Company Entities has complied in all material respects (including maintaining documentation) with all transfer pricing rules applicable to the Company or its Subsidiaries under applicable Tax Laws (including those contained in the Code or the Tax Act).
(iv)    Any Company Entity created, organized or incorporated in or under the laws of the United States, any State thereof, or the District of Columbia is listed in Section 3.1(t)(iv) of the Company Disclosure Letter. Except for the entities listed in Section 3.1(t)(iv) of the Company Disclosure Letter, any Company Entity so incorporated (A) has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (B) has not been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of United States state or local law); (C) has not been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (D) has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.
(v)    Except for the entities listed in Section 3.1(t)(v) of the Company Disclosure Letter, no Company Entity: (A) has had any “trade or business” within the United States” within the meaning of Section 864(b) of the Code; (B) is, or has ever been, a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a United States corporation under Section 7874(b) of the Code.
(vi)    Neither the Company nor any Company Entity: (A) has ever filed an entity classification election (Form 8832) under Section 7701 of the Code, (B) has ever been a “controlled foreign corporation” within the meaning of Section 957(a) of the Code, a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, or a “foreign personal holding company” within the meaning of Section 552(a) of the Code (prior to its repeal), or (C) has ever been a party to or participated in any “reportable transaction” as defined in Section 6707A(c)(1) of the Code or Treasury Regulations Section 1.6011-4(b) or any “tax shelter” as define in Section 6662(d)(2)(C) of the Code (or any similar provision of United States state, local or non-United States Law).
(u)    Contracts.
(i)    Except as set forth in Section 3.1(u)(i) of the Company Disclosure Letter or with respect to any contracts regarding employment (including the Company Plans and the Canadian Plans), none of the Company or any of the Company Entities is a party to or bound or governed by any of the following (each, together with all exhibits and schedules thereto, a “Company Material Contract”):

A.
any Contract under which the Company or any of the Company Entities is obliged to make payments on an annual basis in excess of $100,000 in the aggregate and that is not terminable by the Company or any of the Company Entities on less than 12 months’ notice;

B.
any partnership, limited or unlimited liability company agreement, joint venture, alliance agreement or other similar agreement or arrangement relating to the formation, creation, operation, management, business or control of any Joint Venture, other than any such agreement or arrangement relating to the operation or business of a property or asset in the ordinary course of business and which is not material with respect to such property or asset;

C.
any Contract (other than between the Company and any of its subsidiaries or among any of its subsidiaries) under which indebtedness for borrowed money in excess of $100,000 is outstanding or may be incurred or pursuant to which any property or asset of the Company or any of the Company Entities is mortgaged, pledged or otherwise subject to a Lien, any Contract under which the Company or any of the Company Entities has directly or indirectly guaranteed any liabilities or obligations of any person (other than the Company or any of its subsidiaries) in excess of $100,000 or any Contract restricting the incurrence of indebtedness by the Company or any of the Company Entities in any material respect or the incurrence of Liens on any properties or securities of the Company or any of the Company Entities in any material respect or restricting the payment of dividends or other distributions in any material respect;

D.	any Contract that (i) purports to limit or restrict in any material respect the ability of the Company or any of the Company Entities to (x) engage in any type of activity or business or (y) compete with any person or operate in any location or (ii) grants to any person “most favored nations” status or any type of special pricing or discount rights;

E.
any Contract (other than between the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries) providing for the sale or exchange of, or option to sell or exchange, any property or asset with a fair market value in excess of $100,000, or for the purchase or exchange of, or option to purchase or exchange, any property or asset with a fair market value in excess of $100,000, in each case entered into in the 12 month period immediately preceding the date hereof or in respect of which the applicable transaction has not been consummated;

F.
any Contract (other than between the Company and any of its wholly-owned subsidiaries or among any of its wholly-owned subsidiaries) entered into in the 12 month period immediately preceding the date hereof or in respect of which the applicable transaction has not yet been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of material assets or shares (or other equity interests) of another person, in each case other than in the ordinary course of business;

G.	any currency, commodity, interest rate or equity related hedge, derivative, swap or other financial risk management Contract;

H.
any Contract containing covenants of the Company or any of the Company Entities to indemnify or hold harmless another Person in connection with an acquisition or divestiture of any equity interests, businesses, lines of business, divisions, joint ventures or partnerships;

I.	any standstill or similar Contract currently restricting the ability of the Company or any of the Company Entities to offer to purchase or purchase the assets or equity securities of another person;

J.
any Contract whereby the failure to obtain consent thereby in connection with the Arrangement would be, or reasonably expected to be, individually or in the aggregate, material to the Company and the Company Entities;

K.	any Contract with the Company’s top twenty (20) customers and the Company’s top ten (10) distributors;

L.	any Contract, to the Company’s knowledge, which, if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Adverse Effect on the Company; or

M.	any Contract providing for the Company or any of the Company Entities to assume or guarantee any liability, contingent or otherwise, arising under any Environmental Law.

As at the date hereof, true, correct and complete copies of each Company Material Contract are contained in the Company Data Room other than the Release Agreement.
(ii)    None of the Company, the Company Entities or, to the knowledge of the Company, any of the other parties thereto, is in breach or violation of or in default under (in each case, with or without notice or lapse of time or both) any Company Material Contract in any material respect, and none of the Company or any of the Company Entities has received or given any notice of termination or notice of default under any Company Material Contract which remains uncured.
(iii)    Except as described in Section 3.1(u)(iii) of the Company Disclosure Letter, there are no shareholders or stockholders agreements, registration rights agreements, voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of the Company Entities is a party or, to the knowledge of the Company, with respect to any shares or other equity interests of the Company or any of the Company Entities or any other Contract relating to disposition, voting or dividends with respect to any shares or other equity securities of the Company or any of the Company Entities.
(v)    Employment Agreements and Collective Agreements. Except as set forth in Section 3.1(v) of the Company Disclosure Letter, none of the Company or any of the Company Entities is a party to or bound or governed by, or subject to, or has any liability with respect to:
(i)    any employment, retention or change of control agreement with, or any written or oral agreement, commitment, obligation, arrangement, plan or understanding providing for any retention, bonus, severance, change of control, retirement or termination payments in excess of $100,000 to any current or former director, officer or employee of the Company or any Company Entity;
(ii)    any collective bargaining agreement or other similar arrangement with any labour union or employee association, or any actual or, to the knowledge of the Company, threatened application for certification or bargaining rights in respect of the Company or any of the Company Entities;
(iii)    any work stoppage, strike or lock-out relating to or involving any employees of the Company or any of the Company Entities that would reasonably be expected to have a Material Adverse Effect on the Company; or
(iv)    any actual or, to the knowledge of the Company, threatened claim or other Proceeding arising out of or in connection with employment by the Company or any of the Company Entities or the termination thereof, other than such claims or other Proceedings as would not reasonably be expected to have a Material Adverse Effect on the Company.
True, complete and correct copies of the agreements, arrangements, plans and understandings referred to in paragraphs (i) and (ii) of this Section 4.1(v) are contained in the Company Data Room.
(w)    Employment and Labour Laws. The Company and the Company Entities have operated in accordance with all applicable Laws with respect to employment and labour in all material respects, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending or, to the knowledge of the Company, threatened Proceedings by or before any Governmental Authority with respect to any such matters, except where the failure to so operate would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on the Company.

(x)    Acceleration of Benefits. Except as contemplated herein, in Section 3.1(x) of the Company Disclosure Letter or in the Plan of Arrangement or pursuant to existing employment contracts which are otherwise disclosed in the Company Disclosure Letter, no person will, as a result of the Company completing the Arrangement, become entitled to (i) any retirement, severance, termination, bonus or other similar payment, (ii) the acceleration of the vesting of or the time to exercise any outstanding stock option or employee, officer or director awards other than in accordance with the terms of the Stock Option Plan, (iii) the forgiveness or postponement of payment of any material indebtedness owing by such person to the Company or any of the Company Entities or (iv) receive any additional payments or compensation under or in respect of any employee, officer or director benefits or incentive, performance or other compensation plans or arrangements. Section 3.1(x) of the Company Disclosure Letter contains a description and calculation of the entitlements of each person who is entitled to any payment or compensation referred to in clause (iv) above. Except as disclosed in Section 3.1(x) of the Company Disclosure Letter, no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated herein or in the Plan of Arrangement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in United States Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).
(y)    Pension and Employee Benefits.
(i)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and each of the Company Entities have complied with the terms of (A) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (B) all other agreements, health, welfare, supplemental unemployment benefit, bonus, profit sharing, deferred compensation, disability, pension or retirement plans and other employee or director compensation or benefit plans, policies or arrangements which, in each case, are maintained by or binding upon the Company or Company Entity or in respect of which the Company or any of the Company Entities has any actual or potential material liability (collectively, the “Company Plans”) and with all applicable Laws relating thereto in all material respects. Section 3.1(y)(i) of the Company Disclosure Letter contains a complete list of all Company Plans. True, correct and complete copies of (I) the Company Plans are contained in the Company Data Room.
(ii)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or except as set out in Section 3.1(y)(ii) of the Company Disclosure Letter:

A.
all of the Company Plans are and have been established, registered, qualified and, in all material respects, administered in accordance with (1) all applicable Laws, (2) the respective terms of such Company Plans, and (3) the terms of any agreements between the Company or any of the Company Entities, as the case may be, and their respective employees and former employees who are participants in the Company Plans,

B.	all contributions or premiums required to be made by the Company or any of the Company Entities, as the case may be, under the terms of each

Company Plan or by applicable Laws have been made in a timely fashion in accordance with applicable Laws and the terms of the Company Plans,

C.
each Company Plan is insured or funded as may be required by applicable Law and in good standing with such Governmental Authorities as may be applicable and, as of the date hereof, no currently outstanding notice of under-funding, non-compliance, failure to be in good standing or otherwise has been received by any of the Company Entities from any such Governmental Authorities. To the knowledge of the Company, no Company Plan provides benefits to any individual who is not a current or former employee of the Company or a Company Entity, or the dependents or beneficiaries of any such current or former employee.

D.
no Company Plan is subject to any pending or, to the knowledge of the Company, threatened investigation, examination, action, claim or other Proceeding initiated by any Governmental Authority or any other party, other than routine claims for benefits,

E.
no former or current director, officer or employee of the Company or any of the Company Entities owns, has or is entitled to any royalty, net profits interest, carried interest or other encumbrance of any kind or nature whatsoever which is based on revenues from any of the properties or assets of the Company or any Company Entity or any revenue or rights attributed thereto, or has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any Company Entity, except for any claims in the ordinary course of business, such as for accrued vacation pay, accrued employee benefits or reimbursement of expenses.

(z)    Intellectual Property.
(i)    Section 3.1(z)(i) of the Company Disclosure Letter sets forth a complete list of all, and all pending applications for all, patents, trademarks, trade names, copyrights and all other intellectual property rights that are material to the conduct of the business and operations, as presently conducted, of the Company and the Company Entities, taken as a whole (collectively, the “Intellectual Property Rights”). The Intellectual Property Rights owned by the Company and the Company Entities are subsisting and unexpired, and have not been abandoned or cancelled. Except as disclosed in Section 3.1(z)(i) of the Company Disclosure Letter or as would not reasonably be expected to, individually or in the aggregate, be material and adverse to the Company, the Company and the Company Entities own or possess sufficient and legally enforceable licenses or other rights to all Intellectual Property Rights necessary for the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens except for Permitted Encumbrances.
(ii)    All of the registered Intellectual Property Rights are sufficient, in all material respects, for conducting the business, as presently conducted, of the Company and the Company Entities, individually and taken as a whole.

(iii)    Except as disclosed in Section 3.1(z)(iii) of the Company Disclosure Letter, to the knowledge of the Company and the Company Entities, all of the Intellectual Property Rights are valid, and enforceable, and do not infringe in any material way upon any person’s intellectual property rights.
(iv)    To the knowledge of the Company and the Company Entities, the conduct of the business of the Company and the Company Entities does not infringe any intellectual property rights of any person. None of the Company or any of the Company Entities has received written notice of any such infringement. To the knowledge of the Company, no person is infringing the Intellectual Property Rights owned by the Company and the Company Entities.
(aa)    Environment. Except as disclosed in Section 3.1(aa) of the Company Disclosure Letter:
(i)    Except for such matters that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Company: (A) the Company and the Company Entities are in compliance with all applicable Environmental Laws; (B) the Company and the Company Entities possess all Environmental Approvals required under applicable Environmental Laws for the operation of their respective businesses as presently conducted; (C) there are no, and there have not been any, Hazardous Substances at any property currently or, to the knowledge of the Company, formerly owned, operated, occupied or leased by the Company or the Company Entities, under circumstances that have resulted in or, to the knowledge of the Company, are reasonably likely to result in liability to the Company or its Subsidiaries pursuant to contract or any Environmental Laws; (D) neither the Company nor any of the Company Entities has received any written claim, notice of violation or citation by any Governmental Authority concerning any violation or alleged violation of any applicable Environmental Laws during the past three (3) years; and (E) there are no writs, injunctions, decrees, orders or judgments outstanding, or any suits or proceedings pending or, to the knowledge of the Company, threatened, concerning compliance by the Company or any of the Company Entities with any Environmental Laws.
(ii)    The Company Data Room contains all material reports, assessments, data, results of investigations or audits, correspondence or other documentation regarding material environmental matters in relation to the current or prior business of the Company or any of the Company Entities or any property or facility now or previously owned, occupied, leased or operated by the Company or any of the Company Entities that are in the possession, custody or control of the Company.
(bb)    Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on the Company, all insurance policies maintained by the Company or the Company Entities are in full force and effect and all premiums due with respect to such insurance policies have been paid. The Company and the Company Entities maintain the material insurance policies described in Section 3.1(bb) of the Company Disclosure Letter, and the Company or the relevant Company Entity is in compliance in all material respects with all requirements with respect thereto. Except for failures to maintain insurance or self-insurance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, since January 1, 2013, each of the Company and the Company Entities, and their respective properties and assets, has been continuously insured or has self-insured, in each case in such amounts and with respect to such risks and losses as (i) are required by applicable Law or by the Material Contracts and (ii) are customary for companies conducting the businesses conducted by the Company and the Company Entities as presently conducted. Since January 1, 2013, neither the Company nor any of the Company Entities has received any notice of cancellation or termination with respect to any such material policy and there has been neither a denial of material claims nor material claims disputed by the Company’s or any of the Company Entities’ insurers under any such material policy.
(cc)    Relationships with Customers and Distributors
Neither the Company nor any of the Company Entities has received any written or, to the knowledge of the Company, other notice or other communication that any material customer or distributor intends to cancel, terminate, discontinue or not renew or change the terms or otherwise modify its relationship with the Company or any of the Company Entities that would be reasonable expected to have an adverse effect on the Company or any of the Company Entities. Other than as disclosed in Section 3.1(cc) of the Company Disclosure Letter, no customer or distributor of the Company or any of the Company Entities has initiated a claim or threatened to initiate a claim and, to the Knowledge of the Company there is no basis or state of facts existing that could reasonable form the basis of a claim, based on product warranties, defects (latent or otherwise), workmanship or product liability.
(dd)    Non-Arm’s Length Transactions. Except for employment, indemnification or employment compensation agreements entered into in the ordinary course of business or as disclosed in Section 3.1(dd) of the Company Disclosure Letter, there are no current contracts, commitments, agreements, arrangements or other transactions between the Company or any of the Company Entities, on the one hand, and (i) any officer or director of the Company or any of the Company Entities, (ii) any holder of record or, to the knowledge of the Company, beneficial owner of 5% or more of the outstanding Company Shares or (iii) any affiliate or associate or any such officer, director or Shareholder, on the other hand.
(ee)    No Collateral Benefits. To the knowledge of the Company, other than as disclosed in Section 3.1(ee) of the Company Disclosure Letter, no “related party” (as defined in MI 61-101) of the Company that beneficially owns or exercises control or direction over 1% or more of the outstanding Company Shares will receive a “collateral benefit” (as defined in MI 61-101) as a consequence of the Arrangement.
(ff)    Corrupt Practices Legislation. Neither the Company nor any of the Company Entities has taken or committed to take any action which would cause the Company or any of the Company Entities or affiliates to be in violation of the United States Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect, to the extent to which they may be applicable to the Company or any of the Company Entities or affiliates, and, to the knowledge of the Company, no such action has been taken by any person acting on behalf of the Company or any of the Company Entities or affiliates.
(gg)    Export Controls. To the knowledge of the Company, and to the extent the Company and the Company Entities are themselves acting as the importer or exporter of record, the Company and the Company Entities have at all times conducted their business and the ownership or use of any of their assets in compliance in all material respects with the following laws and regulations (collectively, “Export Control Laws”): (x) all applicable United States statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. § 1778) and the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); all applicable regulations and associated executive orders administered by the Bureau of Industry and Security (“BIS”) of the U.S. Department of Commerce under the Export Administration Regulations (15 C.F.R. Parts 730-774), including anti-boycott regulations administered by BIS (15 C.F.R. Part 760) and the IRS (Section 999 of the Code); and all applicable laws administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; (y) all applicable import and export Laws in Canada, including the Export and Import Permits Act (Canada), the Special Economic Measures Act (Canada), the United Nations Act (Canada) and the Customs Act (Canada) and (z) all other applicable import and export controls in other jurisdictions in which the Company and the Company Entities conduct business or own or use any of their assets. Without limiting the foregoing, to the knowledge of the Company:
(i)    the Company and the Company Entities have: (1) obtained in a timely manner all necessary export licenses and other consents, authorizations, waivers, approvals and orders from, and have made and filed all necessary notices, registrations, declarations and filings with, any Governmental Authority; or (2) met, in all material respects, the requirements of any applicable license exceptions or exemptions, as required in connection with the export and re-export of products and services owned by the Company or the Company Entities and sold for exportation, and releases of technology and technical data to foreign nationals located in the United States and abroad. The satisfaction of either condition identified herein is defined as obtaining “Export Approvals”;
(ii)    the Company and each of the Company Entities is in compliance with the material terms of all applicable Export Approvals; and
(iii)    neither the Company nor any of the Company Entities has received any written or other notice or been charged with the violation of any Export Control Laws. None of the Company or any of the Company Entities is under investigation with respect to any violation of any Export Control Laws or Export Approvals and there are no facts or circumstances which would form the basis for any such violation; and none of the Company or any of the Company Entities, nor any of their respective directors, officers or employees, or any person authorized to act on behalf of any of them, (i) is a person that is, or is owned or controlled by a person that is the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority; or (ii) is now engaged in or facilitating or currently has an intention to engage in or facilitate any dealings or transactions with any person that will result in a violation of the Export Control Laws.
(hh)    Financial Advisers or Brokers. Except as disclosed in Schedule 3.1(hh) of the Company Disclosure Letter and for obligations to the Financial Advisor, none of the Company or any of the Company Entities is obligated to pay any brokerage, finder’s, advisory or other fee or commission in connection with this Agreement.
(ii)    Fairness Opinion. The Board of Directors has received a report from the Financial Advisor to the effect that, as of the date of this Agreement, the consideration to be received by the Company under the Arrangement is fair from a financial point of view to the Company, which report has not been modified, amended, qualified or withdrawn as of the date hereof. A true, correct and complete copy of the Fairness Opinion will be provided by the Company to the Purchaser prior to the mailing of the Circular.
(jj)    Board of Directors Approval. The Board of Directors, at a meeting duly called and held, has unanimously determined that this Agreement and the Arrangement are fair to the Company and the Shareholders and are in the best interests of the Company and the Shareholders, has approved the execution and delivery of this Agreement and the transactions contemplated by this Agreement and has resolved to recommend that the Shareholders vote in favour of the Arrangement Resolution.
(kk)    Contingent Consideration. Except as disclosed in Section 3.1(kk) of the Company Disclosure Letter, there are no other earn-out or contingent payments due, or that will become due, by the Company or any of the Company Entities in connection with any acquisition, business combination, arrangement or other similar transaction of which the Company or any of the Company Entities was or is a party.

(ll)    Intercompany Agreements Section 3.1(ll) of the Company Disclosure Letter sets out all agreements and obligations as between the Company Entities and any shareholder, director, officer or Affiliate of any Company Entity in any way pertaining to the businesses of the Company Entities, including all agreements between the Company and any Company Entity.
(mm)    Operational Matters Other than as disclosed in Section 3.1(mm) of the Company Disclosure Letter, the assets of the Company Entities acquired, directly or indirectly, by the Purchaser at the Effective Time: (a) comprise all assets necessary for the conduct of the businesses of the Company and the Company Entities as now being currently conducted to support current sales levels and projected sales levels, (b) as to all tangible assets, are in good repair and operating condition subject to normal wear and tear; and (c) no Company Entity has lessened or diminished its repair and maintenance practices within the last 24 months. The assets of the Company Entities comprise all or substantially all of the assets of the Company and all of the assets used in the conduct of the businesses of the Company and the Company Entities as of the Effective Time. Other than as disclosed in Schedule 3.1(mm) of the Company Disclosure Letter, there are no outstanding warranty, workmanship or customer service claims against the Company or any Company Entity and there are no potential or pending warranty, workmanship or service claims for an amount in excess of the warranty reserve as reflected on a monthly basis in the internal financial accounts of the Company Entities. The assets of the Company Entities and the Purchased Assets are in good operating condition and good repair, ordinary wear and tear excepted, are free from all defects and damages, and are usable in the ordinary course of business.
(nn)    Purchased Assets. Other than as set forth in Schedule 4.1(nn) of the Company Disclosure Letter, the Company has good and marketable title to the Purchased Assets free and clear of all Liens. Other than as set forth in Schedule 4.1(nn), the Company Entities have good and marketable title to the assets and properties of the Company Entities free and clear of all Liens other than Permitted Liens.
(oo)    No Other Representations or Warranties. The Purchaser agrees that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Section 4.1, and that the Purchaser is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Section 4.1.
4.2    Representations and Warranties of the Purchaser
The Purchaser represents and warrants to and in favour of the Company, and acknowledges that the Company is relying upon such representations and warranties in entering into this Agreement, as follows:
(a)    Organization and Qualification. The Purchaser has been duly organized and is validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has the requisite corporate legal power and authority to own its property and assets and to conduct its business as it is now being carried on and is duly qualified and licensed to transact business and is in good standing (to the extent such concept is recognized under applicable Law) in each jurisdiction in which the conduct of its business as currently conducted or its ownership, leasing or operations of its properties requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Purchaser.
(b)    Authority Relative to this Agreement. The Purchaser has the requisite corporate or power, authority and capacity to enter into and perform its obligations under this Agreement and to complete the transactions contemplated hereby. The execution and delivery of this Agreement and the completion by the Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to authorize the execution and delivery by it of this Agreement or the Arrangement or the completion by the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.
(c)    Required Approvals. No authorization, consent or approval of, or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to the Purchaser or any of its subsidiaries for the execution and delivery of this Agreement, the performance by the Purchaser of their obligations hereunder, the completion by the Purchaser of the Arrangement or the ability of the Purchaser to conduct operations after the Effective Time, other than:
(i)    the Interim Order and any filings required in order to obtain, and approvals required under, the Interim Order;
(ii)    the Final Order, and any filings required in order to obtain the Final Order;
(iii)    the Required Regulatory Approvals relating to the Purchaser; and
(iv)    any other authorizations, consents, approvals and filings and notifications with respect to which the failure to obtain or make same would reasonably be expected to have a Material Adverse Effect on the Purchaser or could reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
(d)    No Violation. The execution and delivery by the Purchaser of this Agreement, the performance by it of its obligations hereunder and the completion of the Arrangement does not and will not (nor will they with the giving of notice or the lapse of time or both):
(i)    result in a material contravention, breach, violation or default under any Law applicable to the Purchaser or any of its subsidiaries or any of their respective properties or assets;
(ii)    result in a contravention, conflict, violation, breach or default under the constating documents of the Purchaser or any of its subsidiaries;
(iii)    except as set forth in the Purchaser Public Disclosure Record, result in a contravention, breach or default under or termination of, or acceleration or permit the acceleration of the performance required by, any Purchaser Material Contract or material Permit to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound; or
(iv)    result in the suspension or alteration in the terms of any material Permit held by the Purchaser or any of its subsidiaries or in the creation of any Lien (other than a Permitted Lien) upon any of their properties or assets;

except, in the case of each of clauses (i), (iii) and (iv) above, as would not reasonably be expected to have a Material Adverse Effect on the Purchaser, or would not reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
(e)    Consideration Shares. The Consideration Shares to be issued by the Purchaser pursuant to the Plan of Arrangement (i) have been duly authorized, and, upon issuance, will be validly issued, fully paid and non-assessable, (ii) will not be issued in violation of the certificate of incorporation, charter, by‑laws or other constating documents of the Purchaser or any agreement, contract, covenant, undertaking, or commitment to which the Purchaser is a party or bound, and (iii) are not subject to any pre-emptive rights, rights of first refusal or other similar rights. The Maxwell Shares are listed for trading on the NASDAQ. Subject to receipt of the Final Order, the issuance of the Consideration Shares will be exempt from registration under the 1933 Securities Act pursuant to Section 3(a)(10) thereof (the “Section 3(a)(10) Exemption”) such that, upon issuance, the Consideration Share shall not constitute “restricted securities” (as defined in Rule 144 promulgated under the 1933 Securities Act) unless held by an “affiliate” of the Purchaser (as defined in Rule 144 promulgated under the 1933 Securities Act), and the Consideration Shares will be issued pursuant to valid exemptions from registration under any applicable U.S. state securities or “Blue Sky” Laws.
(f)    Purchaser Public Disclosure Record and Listing Compliance.
(i)    The Purchaser has filed or furnished all reports, schedules, forms, statements and other documents with the U.S. Securities and Exchange Commission (the “SEC”) required to be filed or furnished by the Purchaser since January 1, 2015 (the “Purchaser SEC Documents”). As of their respective dates of filing, or, in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Securities Act, their respective effective dates, or if amended or superseded prior to the date of this Agreement, then as of the date of such later filing, the Purchaser SEC Documents (A) complied as to form in all material respects with the requirements of the 1933 Securities Act, the 1934 Exchange Act, as applicable, and the Sarbanes-Oxley Act, as the case may be, and (B) none of the Purchaser SEC documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(ii)    Since January 1, 2015, subject to any applicable grace periods, the Purchaser has been, and the Purchaser is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. The Purchaser has not taken any action designed to terminate, or likely to have the effect of terminating, the registration of its shares of common stock under the 1934 Exchange Act or the listing of such shares on the NASDAQ. Trading in the Maxwell Shares on the NASDAQ is not currently halted or suspended. No delisting, suspension of trading or cease trading order with respect to any securities of the Purchaser is pending or, to the knowledge of the Purchaser, threatened. As of the date of this Agreement, no inquiry, review or investigation (formal or informal) of the Purchaser by any securities commission or similar regulatory authority under applicable U.S. Securities Laws, or the NASDAQ is in effect or ongoing or expected to be implemented or undertaken.
(g)    Compliance with Laws. The business of the Purchaser has been and is currently being conducted in compliance with all applicable Laws, except where any failure of compliance would not, and could not reasonably be expected to, result in a Material Adverse Effect on the Purchaser.
(h)    Litigation. Except as disclosed in the Purchaser Public Disclosure, there is no Proceeding against the Purchaser or its subsidiaries that, if adversely determined, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Purchaser. Neither the Purchaser nor any of its subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser.
(i)    Voting Requirements. No vote of the stockholders of the Purchaser is required by Law, the Purchaser’s certificate of incorporation or the Purchaser’s bylaws, the rules of the NASDAQ or otherwise in order for the Purchaser to consummate the transactions contemplated hereby.
(j)    No Other Representations or Warranties. The Company agrees that the Purchaser has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Section 4.2, and that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Section 4.2.
4.3    Survival of Representations and Warranties
No investigation by or on behalf of any Party will mitigate, diminish or affect the representations and warranties made by the other Parties. The representations and warranties of each of the Company and the Purchaser contained in this Agreement will not survive the completion of the Arrangement and will expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms (subject to the provisions of Section 8.3). This Section 4.3 will not limit any covenant or agreement of any of the Parties, which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.
Article 5
COVENANTS REGARDING THE CONDUCT OF BUSINESS
5.1    Covenants of the Company
The Company covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Purchaser otherwise consents in writing (to the extent that such consent is permitted by applicable Law), or as is otherwise disclosed in Section 5.1 of the Company Disclosure Letter or expressly permitted or specifically contemplated by this Agreement or the Plan of Arrangement or as is otherwise required by applicable Law:
(a)    the respective businesses of the Company and the Company Entities will be conducted, their respective facilities will be maintained, and the Company and the Company Entities will continue to operate their respective businesses, only in the ordinary course of business;
(b)    the Company and the Company Entities will comply in all material respects with the terms of all Material Contracts and the Company will use best efforts to maintain and preserve intact its and the Company Entities’ respective business organizations, assets, including the Purchased Assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;
(c)    cause all new customer and supplier contracts entered into in connection with the business of the Company to be entered into by a Company Entity and not the Company and ensure that the only business operated by the Company is administrative in nature with all operational business conducted by the Company Entities;
(d)    the Company will not, and will not permit any of the Company Entities to, directly or indirectly:
(i)    alter or amend its articles, charter, by-laws or other constating documents;
(ii)    declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of the Company Shares;
(iii)    split, divide, consolidate, combine or reclassify the Company Shares or any other securities;
(iv)    issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Company Shares or other securities of the Company or the Company Entities (including, for greater certainty, Options or any equity-based awards), or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Company Shares or other securities of the Company or the Company Entities, other than (A) the issuance of Company Shares issuable pursuant to the exercise of Options outstanding on the date hereof, and (B) the issuance of shares by the Company Entities in connection with the settlement of intercompany loans owed to the Company (which issued shares shall be included in the Purchased Shares);
(v)    redeem, purchase or otherwise acquire any of its outstanding Company Shares or other securities or securities convertible into or exchangeable or exercisable for Company Shares or any such other securities unless otherwise required by the terms of such securities and other than in transactions between two or more direct or indirect wholly-owned subsidiaries of the Company or between the Company and any of its direct or indirect wholly-owned subsidiary;
(vi)    amend the terms of any securities of the Company or the Company Entities;
(vii)    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Company or any of the Company Entities;
(viii)    reorganize, amalgamate or merge with any other person;
(ix)    make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS;
(x)    make any material change to its general practices and policies relating to the payment of accounts payable or the collection of accounts receivable;
(xi)    take any action to accelerate the vesting of any Options or to modify the exercise price of any Options or otherwise modify the Stock Option Plan or any award agreements issuing Options thereunder;
(xii)    enter into, modify or terminate any Contract with respect to any of the foregoing;

(e)    the Company will promptly notify the Purchaser in writing of any circumstance or development that, to the knowledge of the Company, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;
(f)    the Company will not, and will not permit any of the Company Entities to, directly or indirectly:
(i)    except in the ordinary course of business, sell, pledge, lease, licence, dispose of or encumber any assets or properties (including the Purchased Assets and the equity securities of any Company Entity) of the Company or of any Company Entity;
(ii)    (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person (in each case, other than in the ordinary course of business) or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;
(iii)    incur any indebtedness (including the making of any payments in respect thereof, including any premiums or penalties thereon or fees in respect thereof) or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances to any other persons, except to employees pursuant to policies to reimburse expenses in advance;
(iv)    pay, discharge or satisfy any material claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Interim Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding;
(v)    settle or compromise any action, claim or other Proceeding brought by any present, former or purported holder of its securities in connection with the transactions contemplated by this Agreement or the Arrangement;
(vi)    enter into any material new line of business, enterprise or other activity that is inconsistent with the existing businesses of the Company and the Company Entities in the manner such existing businesses generally have been carried on;
(vii)    enter into any new Contract that will result in payments in excess of $50,000 in any calendar year, except for purchases of raw materials made in the ordinary course of business and consistent with past inventory management practices; or
(viii)    authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;
(g)    the Company will not, and will not permit any of the Company Entities to, directly or indirectly:

(i)    terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing Company Material Contract except in the ordinary course of business, or as required by its terms; or
(ii)    enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property;
(h)    without the consent of the Purchaser, neither the Company nor any of the Company Entities will, except in the ordinary course of business consistent with historical practice, or pursuant to any existing Contracts or employment, pension, supplemental pension, termination or compensation arrangements or policies or plans in effect on the date hereof, or except as is necessary to comply with applicable Laws or as required to comply with Section 6.5:
(i)    enter into or materially modify any employment, severance, collective bargaining or similar agreements or arrangements with, or take any action with respect to or grant any salary increases, bonuses, benefits, severance or termination pay to, any senior executive officers or directors;
(ii)    terminate the employment of the Company’s senior management employees other than for cause;
(iii)    adopt or amend or make any contribution to or any award under any Company Plan or Canadian Plan or other bonus, profit sharing, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of the Company or any of the Company Entities; or
(iv)    take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under any Company Plan or Canadian Plan;
(i)    other than as set out in Section 4.1(h) of the Company Disclosure Letter, the Company will not grant to any officer or director of the Company any equity based awards pursuant to any Company Plan or otherwise;
(j)    the Company will not, and will not permit any of the Company Entities to, make any loan to any officer or director of the Company or any of the Company Entities, except for the advance of expenses consistent with past practice;
(k)    the Company will use its commercially reasonable efforts to cause the current insurance (or re-insurance) policies maintained by the Company and any of the Company Entities, including directors’ and officers’ insurance, not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, unless at the time of such termination, cancellation or lapse, replacement policies having comparable deductions and providing coverage comparable to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided, however, that, none of the Company or any of the Company Entities will obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(l)    the Company will promptly provide written notice to the Purchaser of the resignation of any of its, or any of the Company Entities’, senior management employees;
(m)    the Company will, and will cause each of the Company Entities to:
(i)    duly and timely file all Returns required to be filed by it on or after the date hereof and all such Returns will be true, complete and correct in all material respects;
(ii)    timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, unless such Taxes are disputed in good faith and the Company has taken adequate reserves therefor in accordance with IFRS;
(iii)    not change in any material respect any of its methods of reporting income or deductions or accounting for income tax purposes from those employed in the preparation of their most recently filed Returns and financial statements except as may be required by applicable Laws;
(iv)    not make, change, revoke or rescind any material election relating to Taxes or make any material amendment with respect to any Return except as may be required by applicable Laws;
(v)    not surrender any right to claim a material Tax refund, offset or other reduction in Tax liability;
(vi)    not consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment or reassessment (other than as a result of an extension to file any Return);
(vii)    not settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes; and
(viii)    not enter into any tax sharing, tax allocation or tax indemnification agreement;
(n)    the Company will not, and will not permit any of the Company Entities to, enter into or renew any Contract containing:
(i)    any limitation or restriction on the ability of the Company or any of the Company Entities or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to engage in any type of activity or business;
(ii)    any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of the Company or any of the Company Entities or, following consummation of the transactions contemplated hereby, all or any portion of the business of the Purchaser or any of its affiliates, is or would be conducted; or
(iii)    any limit or restriction on the ability of the Company or any of the Company Entities or, following completion of the transactions contemplated hereby, the ability of the Purchaser or any of its affiliates, to solicit customers or employees;
(o)    the Company will not, and will not permit any of the Company Entities to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement;

(p)    the Company shall and, shall cause the Company Entities to, not increase the principal amount of any indebtedness owing to Woori Bank or any of its affiliates from the date of this Agreement until the Effective Time;
(q)    the Company shall deliver to the Purchaser (i) all interim and annual financial statements required under Canadian Securities Laws for any periods following the date of the Interim Financial Statements (the “Subsequent Financial Statements”), and (ii) all Returns required to be filed by it between the date hereof and the Effective Time (the “Subsequent Returns”). The Subsequent Financial Statements and the Subsequent Returns shall be delivered to the Purchaser promptly after such Subsequent Financial Statements and Subsequent Returns are first filed with the applicable Governmental Authority. The Subsequent Financial Statements and the Subsequent Returns shall be prepared in a manner, and shall contain such information, such that the representations and warranties of the Company set forth in Section 4.1(i) and Section 4.1(t) will be true and correct as of the Effective Time, substituting references to “Company Annual Financial Statements,” “Company Interim Financial Statements,” and “Company Financial Statements” with “Subsequent Financial Statements,” as applicable, and references to “Returns” for “Subsequent Returns”;
(r)    the Company shall deliver to the Purchaser (i) internal monthly interim financial statements of the Company Entities, containing an aged summary of trade accounts receivable and an aged summary of trade accounts payable of the Company Entities, no later than the twentieth (20th) day after the end of each such month, and (ii) weekly reports (at the close of business on Wednesday of each week) on billings and backlog as of the last day of the previous week; and
(s)    the Company shall not, and shall cause the Company Entities not to, pay any indebtedness, fees or expenses of the Company or the Company Entities prior to the Closing Time other than payments made in the ordinary course, consistent with past practice, to the Company’s or the Company Entities’ trade creditors or up to an aggregate of $100,000 of Company Transaction Expenses. For greater certainty, no Company Transaction Expenses (other than Company Transaction Expenses in an aggregate amount of up to $100,000), payments in respect of the termination of any licence agreements or any payments to the Board of Directors and/or any payment to creditors other than trade creditors or as contemplated by this Agreement will be made prior to the Effective Date by the Company or any Company Entity without the consent of the Purchaser, acting reasonably. The Company shall provide prompt notification to the Purchaser of any Company Transaction Expenses incurred or proposed to be incurred following the date hereof.
Subject to the obligations of the Company herein, the Purchaser shall not have the right to control, directly or indirectly, the operations or the business of the Company or any of the Company Entities at any time prior to the Effective Time.
5.2    Covenants of the Purchaser
The Purchaser covenants and agrees that, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, unless the Company otherwise consents in writing (to the extent that such consent is permitted by applicable Law), which consent will not be unreasonably withheld, conditioned or delayed, or as is otherwise disclosed in writing to the Company on or prior to the date hereof or expressly permitted or specifically contemplated by this Agreement or as is otherwise required by applicable Law:

(a)    the respective businesses of the Purchaser and its material subsidiaries will be conducted, their respective facilities will be maintained, and the Purchaser and its material subsidiaries will continue to operate their respective businesses only in, the ordinary course of business;
(b)    the Purchaser will use commercially reasonable efforts to maintain and preserve intact its and its subsidiaries respective business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its and its subsidiaries’ respective officers and employees as a group;
(c)    the Purchaser will not, and will not permit any of its material subsidiaries to, directly or indirectly:
(i)    alter or amend its articles, charter, by-laws or other constating documents in a manner adverse to Shareholders or that would reduce the value of the Consideration Shares;
(ii)    declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any of its securities other than in the ordinary course of business and consistent with past practice, or, in the case of any of the Purchaser’s wholly-owned subsidiaries, for dividends payable to the Purchaser;
(iii)    redeem, purchase or otherwise acquire any of its outstanding securities or securities convertible into or exchangeable or exercisable for its securities unless otherwise required by the terms of such securities and other than in transactions between two or more Purchaser wholly-owned subsidiaries or between the Purchaser and a Purchaser wholly-owned subsidiary;
(iv)    amend the terms of the Maxwell Shares or any other securities of the Purchaser or any of its material subsidiaries;
(v)    adopt a plan of liquidation or resolution providing for the liquidation or dissolution of the Purchaser or any of its material subsidiaries;
(vi)    split, divide, consolidate, combine or reclassify the Maxwell Shares or authorize the issuance of any other securities in respect of, in lieu of or in substitution for the Maxwell Shares;
(vii)    make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as required by applicable Laws or under IFRS;
(viii)    enter into, modify or terminate any agreement, contract, covenant, undertaking, or commitment with respect to any of the foregoing; or
(d)    except as would not delay the consummation of the Arrangement, the Purchaser will not, and will not permit any of its subsidiaries to, directly or indirectly: (A) acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person (in each case, other than in the ordinary course of business) or (B) enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to such a transaction;
(e)    the Purchaser will promptly notify the Company in writing of any circumstance or development that, to the knowledge of the Purchaser , has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchaser; and
(f)    the Purchaser will not, and will not permit any of its subsidiaries to, take any action that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement.
Article 6
ADDITIONAL COVENANTS
6.1    Access to Information
(a)    Subject to compliance with applicable Laws and the terms of any existing Contracts, including any confidentiality obligations, each of the Company and the Purchaser will, and will cause its respective subsidiaries to, afford to the other and its Representatives, until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, continuing access to the Company Data Room or Purchaser Data Room, as the case may be, and reasonable access, during normal business hours and upon reasonable notice, to its respective businesses, properties, books and records and such other data and information as the other may reasonably request, as well as to their respective management personnel, subject, however, to such access not interfering with the ordinary conduct of its businesses. Subject to compliance with applicable Laws, the terms of any existing Contracts, including any confidentiality obligations, and such requests not materially interfering with the ordinary conduct of the business of the Company and the Company Entities, the Company will also make available to the Purchaser and its Representatives all information reasonably requested by the Purchaser for the purposes of preparing, considering and implementing integration and strategic plans for the combined businesses of the Company and the Purchaser and its affiliates following completion of the Arrangement, including establishing meetings between the Purchaser’s Representatives and the Company’s customers or distributors, as requested by the Purchaser. Without limiting the generality of the provisions of the Non-Disclosure Agreement, each of the Parties acknowledges that all information provided to it under this Section 6.1(a), or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Non-Disclosure Agreement, which will remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement otherwise conflicts or is inconsistent with any provision of the Non-Disclosure Agreement, the provisions of this Agreement will supersede those of the Non-Disclosure Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Non-Disclosure Agreement will remain in full force and effect.
(b)    Other than as may be required in respect of information requested by Governmental Authorities in connection with obtaining the Required Regulatory Approvals, nothing in this Section 6.1 or in any other provision of this Agreement will require the Company, the Company Entities or the Purchaser, or its respective subsidiaries, to disclose information if (i) such disclosure would violate a written confidentiality agreement with a third party or customer specific or competitively sensitive information after taking into account the Non-Disclosure Agreement, (ii) in the reasonable good faith judgment of such Party, any applicable Law requires such party or its subsidiaries to restrict or prohibit access to any such properties or information or (iii) disclosure of any such information or document would result in the loss of attorney-client privilege (“Confidential Data”). For greater certainty, until the Effective Time, access to and exchange of Confidential Data as between the Parties will be limited to what is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents, the advancement of the Arrangement and the integration of the Company’s business of the Purchaser on the Effective Date and will be limited such that the dissemination of Confidential Data will be confined to the Representatives of the Parties and their counsel who have a need to know such information for such purposes and who agree to respect such confidentiality in their dealings with Confidential Data. For the purpose of this Section 6.1(b), counsel to the Purchaser shall include counsel to the Purchaser.
6.2    Covenants of the Company Regarding the Arrangement
Subject to the terms and conditions of this Agreement, the Company will perform all obligations required to be performed by the Company under this Agreement, cooperate with the Purchaser in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary in order to complete the Arrangement and the other transactions contemplated hereby, including:
(a)    publicly announcing the entering into of this Agreement, the unanimous support of the Special Committee and the Board of Directors of the Arrangement (including the execution of the Voting Agreements by the Key Shareholders and the Principal Shareholder Agreements with the Principal Shareholders) and the unanimous recommendation of the Special Committee and the Board of Directors to the Shareholders to vote in favour of the Arrangement Resolution;
(b)    using its commercially reasonable efforts to assist the Purchaser in, obtaining all Required Regulatory Approvals relating to the Purchaser or relating to the Company or any of its subsidiaries which are customarily applied for by a purchaser in transactions of this nature; provided that the Company and/or its subsidiaries will not be required to make any applications of the Purchaser under applicable Law, but will rather provide the Purchaser with any information regarding the Company required for such applications made by, on behalf of, or jointly with the Purchaser;
(c)    using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by the Company or the Company Entities from other persons, including, without limitation, the Required Regulatory Approvals; provided, however, that, notwithstanding anything to the contrary in this Agreement, in connection with obtaining any waiver, consent or approval from any person (other than a Governmental Authority) with respect to any transaction contemplated by this Agreement, none of the Company or any of the Company Entities will be required to pay or commit to pay to such person whose waiver, consent or approval is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation other than such fees or expenses contemplated by the terms of such Contract unless requested by the Purchaser;
(d)    using its (i) commercially reasonable efforts to have all Lock-Up Shareholders to enter into the Lock-up Agreement prior to the Closing, and (ii) best efforts to have all Key Shareholders enter into Voting Agreements prior to the Company Meeting;
(e)    applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Company or any of the Company Entities which are customarily applied for by an offeree and, in doing so, keeping the Purchaser reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Purchaser with copies of all related applications and notifications (other than, subject to Section 6.1(b), Confidential Data contained in such applications and notifications), in draft form, in order for the Purchaser to provide its reasonable comments thereon, and copies of all notices and correspondence received by the Company from any Governmental Authority with respect thereto;
(f)    promptly advising the Purchaser of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Arrangement and providing the Purchaser the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Purchaser and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);
(g)    not extending or consenting to any extension of any waiting period under applicable Laws or entering into any agreement with any Governmental Authority to not complete the Arrangement, except with the consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); and
(h)    defending all lawsuits or other legal, regulatory or other Proceedings against the Company challenging or affecting this Agreement or the completion of the Arrangement.
6.3    Covenants of the Purchaser Regarding the Arrangement
Subject to the terms and conditions of this Agreement, the Purchaser will perform all obligations required to be performed by it under this Agreement, cooperate with the Company in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in order to complete the Arrangement and the other transactions contemplated hereby, including:
(a)    using its commercially reasonable efforts to assist the Company in, obtaining all Required Regulatory Approvals relating to the Purchaser or relating to the Company or any of its subsidiaries which are customarily applied for by an offeree in transactions of this nature; provided that the Purchaser and its subsidiaries will not be required to make any applications of the Company under applicable Law, but will rather provide the Company with any information regarding the Purchaser and its subsidiaries required for such applications made by, on behalf of, or jointly with the Company;
(b)    applying for and using its commercially reasonable efforts to obtain all Required Regulatory Approvals relating to the Purchaser or relating to the Company or any of the Company Entities which are customarily applied for by an offeror and, in doing so, keeping the Company reasonably informed as to the status of the proceedings related to obtaining such Required Regulatory Approvals, including providing the Company with copies of all related applications and notifications in draft form (other than, subject to Section 6.1(b), Confidential Data contained in such applications and notifications), in order for the Company to provide its reasonable comments thereon, and copies of all notices and correspondence received by the Purchaser from any Governmental Authority with respect thereto;
(c)    promptly advising the Company of any requests by a Governmental Authority for any substantive meeting or discussion (whether in person, by telephone or otherwise) in respect of any filing, investigation or inquiry concerning the Arrangement and providing the Company the opportunity to attend or have its Representatives attend and participate thereat (except to the extent that in any such case the Governmental Authority expressly requests that the Company and its Representatives should not be present at the meeting or discussion or part or parts of the meeting or discussion);

(d)    not extending or consenting to any extension of any waiting period under applicable Laws, except with the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed);
(e)    defending all lawsuits or other legal, regulatory or other Proceedings against or relating to the Purchaser challenging or affecting this Agreement or the completion of the Arrangement; and
(f)    forthwith carrying out the terms of the Interim Order and Final Order to the extent applicable to it and taking all necessary actions to give effect to the transactions contemplated herein and the Plan of Arrangement.
6.4    Mutual Covenants
Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:
(a)    it will not take or cause to be taken any action which is inconsistent with this Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Arrangement other than as contemplated by this Agreement;
(b)    the Arrangement will be carried out with the intention that all of the Consideration Shares issued under the Arrangement to Shareholders will be issued and exchanged in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption, and in order to ensure the availability of the Section 3(a)(10) Exemption, the Arrangement will be carried out on the following basis:
(i)    the Arrangement will be subject to the approval of the Court;
(ii)    the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement prior to the hearing required to approve the Arrangement;
(iii)    the Court will be required to satisfy itself and find, prior to approving the Arrangement, that the Arrangement is fair and reasonable, both procedurally and substantively, to the Shareholders;
(iv)    the Parties will ensure that each Shareholder entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court with respect to the application for the Final Order (the “Final Application”) and provide them with sufficient information necessary for them to exercise that right;
(v)    the Interim Order will specify that each Shareholder will have the right to appear before the Court at the Final Application so long as they enter an appearance within a reasonable time; and
(vi)    the Final Order shall include a statement substantially to the following effect:
“This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Maxwell Logistics, Inc. pursuant to the Plan of Arrangement”; and “The Arrangement is fair and reasonable, both procedurally and substantively, to the Shareholders”.
(c)    following the satisfaction or waiver of the conditions to closing contained in Article 9, it will take all actions necessary to expeditiously consummate the Arrangement;
(d)    it will give prompt notice to the other Parties of: (i) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the earlier of the Effective Date and the termination of this Agreement; and (ii) any failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and
(e)    it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other Parties’ legal counsel to permit the completion of the Arrangement.
6.5    Options
The Company shall take such actions as are necessary or required to terminate all Options for no consideration and to terminate the Stock Option Plan effective as of the Effective Time pursuant to the Plan of Arrangement. Neither the Company nor the Board of Directors shall take any action other than as required by the Stock Option Plan, if any, to facilitate the acceleration of vesting of any unvested Options, or to encourage the exercise of any Options, prior to the Effective Time. If any Options are exercised between the date hereof and the Effective time, the Company will hold all amounts it receives upon exercise of such Options in a segregated bank account such that the funds will not be used or comingled with the Company’s other funds.
The Parties acknowledge that no deduction will be claimed by the Company in computing its taxable income in respect of any payment made to a holder of Options in respect of the settlement of Options pursuant to the Plan of Arrangement, and the Company shall: (i) make an election pursuant to subsection 110(1.1) of the Tax Act in respect of the Option Consideration (as defined in the Plan of Arrangement) made in exchange for the surrender of the Options; and (ii) provide evidence in writing of such election to holders of Options, such evidence to be provided by making the appropriate notation on the T4 slips issued to such holders, or in such other manner as may be prescribed under the Tax Act, it being understood that holders of Options shall be entitled to claim any deductions available to such persons pursuant to the Tax Act in respect of the calculation of any income arising from the surrender of the Options.
6.6    Company Transaction Expenses and Retained Liabilities
All Company Transaction Expenses and any other costs and expenses incurred in connection with the Agreement shall be payable by the Company; provided, however, that any Company Transaction Expenses included on Schedule E shall be assumed and paid by the Purchaser. The Purchaser shall not have any responsibility for the Retained Liabilities and all such Retained Liabilities shall be satisfied by the Company in accordance with the Plan of Arrangement. For greater certainty, the Company shall cause the Closing Transaction Bonus Payments to be paid on the Effective Date and, for purposes of this Agreement and the Plan of Arrangement, such Closing Transaction Bonus Payments shall be deemed to be Retained Liabilities.

6.7     Post-Closing Employee Services
The Purchaser acknowledges that certain officers of the Company that become employees of the Purchaser or certain other employees of the Company Entities as may be requested by such officers after the Closing may be required to assist the Company as it relates effectuating the Plan of Arrangement, including the dissolution and winding of the Company. The Purchaser agrees and acknowledges that such officers and employees may continue to provide reasonable services to the Company in order to effectuate actions set forth in the Plan of Arrangement so long as such services do not materially

Article 7
ACQUISITION PROPOSALS
7.1    Non-Solicitation
(a)    Except as contemplated by this Agreement or to the extent that the Purchaser has otherwise consented to in writing, until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, neither the Board of Directors nor the Company shall, and the Company shall cause the Company Entities and each of its and their respective Representatives to not, directly or indirectly through any other person:
(i)    initiate, solicit, facilitate or knowingly encourage (including by way of furnishing or affording access to any non-public information), or take any other action that promotes or facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or that may be reasonably expected to lead to a potential Acquisition Proposal;
(ii)    participate or engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, knowingly encourage or otherwise facilitate, any effort or attempt by any other person (other than the Purchaser and its affiliates) to make or complete an Acquisition Proposal;
(iii)    withdraw, modify, change or qualify, or publicly propose to withdraw, modify, change or qualify, in a manner adverse to the Purchaser or the transactions contemplated herein, the approval of the Board of Directors of this Agreement, the Arrangement and the recommendation of the Board of Directors that the Shareholders vote in favour of the Arrangement Resolution;
(iv)    approve, recommend or remain neutral with respect to, or publicly propose to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the fifth Business Day after such Acquisition Proposal has been publicly announced shall not constitute a violation of this Section 7.1(a)(iv)); or
(v)    accept or enter into, or publicly propose to accept or enter into, any letter of intent, memorandum of understanding, agreement in principle, agreement, arrangement or undertaking related to an Acquisition Proposal.

(b)    The Company shall, and shall cause the Company Entities and each of its and their respective Representatives to, immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with or involving any person (other than the Purchaser and its affiliates) conducted heretofore by the Company or the Company Entities, or any of its or their respective Representatives, with respect to any Acquisition Proposal or which could reasonably be expected to lead to an Acquisition Proposal and, in connection therewith, the Company will immediately discontinue access to any person (other than the Purchaser and its affiliates) to any data room (virtual or otherwise). The Company agrees not to release any third party from any standstill agreement and/or confidentiality agreement to which it is a party unless such party has made an Acquisition Proposal that the Board of Directors, after consultation with its financial advisors and outside legal counsel, has determined in good faith would be reasonably likely to result in a Superior Proposal. Within three Business Days from the date hereof, the Company shall request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Company relating to any potential Acquisition Proposal.
(c)    The Company shall promptly (and, in any event, within 48 hours of receipt by the Company) notify the Purchaser, at first orally and then in writing, of any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal, or which could reasonably be expected to lead to an Acquisition Proposal, in each case, received after the date hereof, of which any of its Representatives is or becomes aware, or any request received by the Company or any of its Representatives for non-public information relating to the Company or any of the Company Entities in connection with an Acquisition Proposal or for access to the properties, books and records or a list of securityholders of the Company or any of the Company Entities in connection with an Acquisition Proposal. Such notice shall include a description of the material terms and conditions of such Acquisition Proposal or proposal, inquiry, offer or request. At the Purchaser’s reasonable request, the Company will keep the Purchaser promptly and fully informed of the status, including any change to the material terms and conditions, of any such Acquisition Proposal, proposal, inquiry, offer or request.
(d)    Notwithstanding the foregoing part of this Section 7.1 or any other provision of this Agreement, following receipt by the Company of any proposal, inquiry, offer or request (or any amendment thereto) that is not an Acquisition Proposal but which the Company reasonably believes could lead to an Acquisition Proposal, the Company may respond to the proponent to advise it that, in accordance with this Agreement, the Company can only enter into discussions or negotiations with a party regarding an Acquisition Proposal in accordance with Section 7.2.
7.2    Right to Match
(a)    Notwithstanding Section 7.1 or any other provision of this Agreement, if after the date hereof the Company or any of the Company Entities, or any of its or their respective Representatives, receives a written Acquisition Proposal (including, for greater certainty, an amendment, change or modification to an Acquisition Proposal made prior to the date hereof) that did not result from a breach of Section 7.1 by the Company or the Company Entities, the Company and its Representatives may:
(i)    contact the person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal and the likelihood of its consummation so as to determine whether such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal; and

(ii)    if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal and that the failure to take the relevant action would conflict with its fiduciary duties, the Company, the Company Entities and their Representatives may:

A.
furnish information with respect to the Company and the Company Entities to the person making such Acquisition Proposal and its Representatives provided that (1) the Company first enters into a confidentiality agreement with such person that is no less favourable to the Company than the Non-Disclosure Agreement, and sends a copy of such agreement to the Purchaser promptly following its execution, and (2) the Company promptly provides to the Purchaser any material non-public information concerning the Company or the Company Entities that is provided to such person which was not previously provided to the Purchaser or their respective Representatives; and

B.	engage in discussions and negotiations with respect to the Acquisition Proposal with the person making such Acquisition Proposal and its Representatives.
(b)    Notwithstanding Section 7.1 or any other provision of this Agreement, the Company may, at any time after the date of this Agreement and prior to the Company Meeting, terminate this Agreement and accept, approve, recommend or enter into any agreement, understanding or arrangement in respect of an Acquisition Proposal (with the exception of a confidentiality and standstill agreement described in Section 7.2, the execution of which shall not be subject to the conditions of this Section 7.2(b)) if and only if:
(i)    such Acquisition Proposal did not result from a breach of Section 7.1 and the Company has complied with the other terms of this Section 7.2;
(ii)    the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and that the failure to take the relevant action would be inconsistent with its fiduciary duties;
(iii)    the Company has (A) given written notice to the Purchaser of the determination of the Board of Directors that such Acquisition Proposal constitutes a Superior Proposal and that the Board of Directors intends to withdraw, modify, qualify or change in a manner adverse to the Purchaser or the transactions contemplated herein its approval or recommendation of the Arrangement (including the recommendation that the Shareholders vote in favour of the Arrangement Resolution) (the “Superior Proposal Notice”) and (B) provided the Purchaser with a copy of the document containing such Acquisition Proposal (together, if applicable, with a summary of the value that the Board of Directors has, after consultation with its financial advisors and outside legal counsel, determined should be ascribed to any non-cash consideration included in such Acquisition Proposal);
(iv)    a period of least five full Business Days (such five Business Day Period, the “Right to Match Period”) shall have elapsed from the later of the date on which the Purchaser received the Superior Proposal Notice and the date on which the Purchaser received a copy of the documents referred to in clause

(B) of Section 7.2(b)(iii), it being understood that the Right to Match Period shall expire at 12:00 p.m. (Toronto time) at the end of the fifth full Business Day following such later date;
(v)    if the Purchaser has offered to amend the terms of this Agreement and the Arrangement during the Right to Match Period pursuant to Section 7.2(c), the Board of Directors has determined, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal continues to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period; and
(vi)    the Company terminates this Agreement pursuant to Section 8.1(d)(i) and pays the Termination Fee pursuant to Section 8.2(a).
(c)    During the Right to Match Period, the Purchaser will have the opportunity, but not the obligation, to offer to amend the terms of this Agreement and the Arrangement. The Company agrees that, if requested by the Purchaser, it will negotiate with the Purchaser in good faith to make such amendments to the terms of this Agreement and the Arrangement as would enable it to proceed with the transactions contemplated hereby on such amended terms. The Board of Directors will review in good faith any such offer made by the Purchaser to amend the terms of this Agreement and the Arrangement in order to determine, as part of exercising its fiduciary duties, and in consultation with its financial advisors and outside legal counsel, whether such offer to amend the terms of this Agreement and the Arrangement would, upon its acceptance, result in the applicable Acquisition Proposal ceasing to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period. If the Board of Directors determines that the applicable Acquisition Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period, the Company will forthwith so advise the Purchaser and will promptly thereafter accept the offer by the Purchaser to amend the terms of this Agreement and the Arrangement and the Parties agree to take such actions and execute such documents as are necessary to give effect to the foregoing.
(d)    The Board of Directors shall reaffirm its recommendation in favour of the Arrangement by news release promptly after (A) any Acquisition Proposal that the Board of Directors determines not to be a Superior Proposal is publicly announced or made or (B) the Board of Directors determines that an Acquisition Proposal which previously constituted a Superior Proposal would cease to be a Superior Proposal when assessed against this Agreement and the Arrangement as they are proposed to be amended as at the termination of the Right to Match Period. The Purchaser shall be given a reasonable opportunity to review and comment on the form and content of any such news release. Such news release shall state that the Board of Directors has determined that the applicable Acquisition Proposal is not a Superior Proposal.
(e)    Each successive material amendment, change or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Shareholders or other material terms and conditions thereof shall constitute a new Acquisition Proposal for the purposes of this Section 7.2 and shall result in the commencement of a new Right to Match Period from the date specified in Section 7.2(b)(iv) with respect to such new Acquisition Proposal. If the Company provides the Purchaser with a Superior Proposal Notice on a date that is less than five Business Days prior to the Company Meeting, the Company shall adjourn the Company Meeting to a date that is not later than the tenth Business Day following the first day of the Right to Match Period. The Company shall not be under any obligation to hold the Company Meeting following the termination of this Agreement.

(f)    The Company shall ensure that each of the Company Entities, and each of its and their respective Representatives, is aware of the provisions of Section 7.1 and this Section 7.2 and the Company shall be responsible for any breach of Section 7.1 or this Section 7.2 by such persons.
Article 8
TERMINATION
8.1    Termination
(a)    Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written consent of the Company and the Purchaser.
(b)    Termination by either the Company or the Purchaser. This Agreement may be terminated by either the Company or the Purchaser at any time prior to the Effective Time:
(i)    if any condition precedent to its obligations has not been satisfied on or before the Outside Date, except that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to (i) the Purchaser if the Purchaser’s failure to fulfill any of its obligations has been the cause of or resulted in, the failure of such condition to be satisfied by such date, or (ii) the Company if the Company’s failure to fulfill any of its obligations has been the cause of or resulted in, the failure of such condition to be satisfied by such date;
(ii)    if the Company Meeting is held and the Arrangement Resolution is not approved by the Shareholders in accordance with applicable Laws and the Interim Order; or
(iii)    if any Law makes the completion of the Arrangement or the transactions contemplated by this Agreement illegal or otherwise prohibited, and such Law has become final and non-appealable.
(c)    Termination by the Purchaser. This Agreement may be terminated by the Purchaser at any time prior to the Effective Time if:
(i)    (A) the Board of Directors fails to publicly make a recommendation that the Shareholders vote in favour of the Arrangement Resolution or withdraws, modifies, changes or qualifies in a manner adverse to the Purchaser, the Purchaser or the transactions contemplated herein its approval or recommendation of the Arrangement Resolution, (B) the Purchaser requests that the Board of Directors reaffirm its recommendation that the Shareholders vote in favour of the Arrangement Resolution and the Board of Directors shall not have done so within six Business Days following receipt of such request, (C) the Board of Directors accepts, approves, endorses or recommends any Acquisition Proposal (other than a proposal from the Purchaser or its affiliates), (D) the Company enters into an agreement in respect of any Acquisition Proposal other than with the Purchaser or its affiliates (with the exception of a confidentiality and standstill agreement described in Section 7.2), or (E) the Company or the Board of Directors publicly proposes or announces its intention to do any of the foregoing (each of the foregoing, a “Change of Recommendation”);
(ii)    the Company breaches Section 7.1(a) or Section 2.2(c);

(iii)    subject to compliance with Section 8.4, the Company breaches any of its representations or warranties contained in this Agreement, which breach would cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied; or
(iv)    subject to compliance with Section 8.4, the Company breaches any of its covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied, provided, however, that the Purchaser is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied.
(d)    Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time:
(i)    in order to enter into a written agreement with respect to a Superior Proposal, subject to compliance with Section 7.2 and the payment of the Termination Fee pursuant to Section 8.2(a).
(ii)    subject to compliance with Section 8.4, if the Purchaser breaches any of its representations or warranties contained in this Agreement, which breach would cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied;
(iii)    subject to compliance with Section 8.4, if the Purchaser breaches any of its covenants or agreements contained in this Agreement, which breach would cause any of the conditions set forth in Section 9.1 or Section 9.2 not to be satisfied, provided, however, that the Company is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 9.1 or Section 9.3 not to be satisfied; or
(iv)    if the Purchaser has been unable to obtain approval, if required, of the Consideration Shares to be issued pursuant to Section 3.1(a) of the Plan of Arrangement for listing on the NASDAQ, subject to the satisfaction of the customary listing conditions of the NASDAQ by the Outside Date or has advised the Company in writing that it will not be able to obtain such approval on or before the Outside Date.
8.2    Termination Fee
(a)    If a Termination Fee Event occurs, the Company shall pay to the Purchaser a termination fee of US$1,000,000 (the “Termination Fee”) by wire transfer in immediately available funds to an account specified by the Purchaser at the times set out in Section 8.2(b).
(b)    “Termination Fee Event” means:
(i)    the termination of this Agreement by either the Company or the Purchaser pursuant to Section 8.1(b)(ii), if (A) an Acquisition Proposal shall have been made public or proposed publicly to the Company or the Shareholders after the date hereof and prior to the Company Meeting; and (B) the Company or one or more of the Company Entities shall have (x) closed the transaction contemplated by such Acquisition Proposal within nine months after this Agreement is terminated or (y) entered into a binding agreement in respect of such Acquisition Proposal within nine months after this Agreement is terminated, which Acquisition

Proposal, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such nine month period), in which case the Termination Fee shall be paid on or prior to the date on which such Acquisition Proposal is completed;
(ii)    the termination of this Agreement by the Purchaser pursuant to Section 8.1(c)(i) or 8.1(c)(ii), in which case the Termination Fee shall be paid within two Business Days following the Termination Fee Event; or
(iii)    the termination of this Agreement by the Company pursuant to Section 8.1(d)(i), in which case the Termination Fee shall be paid prior to the Termination Fee Event.
(c)    The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated in this Agreement and that without these agreements the Purchaser would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due pursuant to this Section 8.2 on the date it is due, or in respect of 8.2(b)(ii) and 8.2(b)(iii) within two Business Days of the date thereof, and, in order to obtain the payment, the Purchaser commences a suit which results in a judgment against the Company or the Purchaser for the payment set forth in this Section 8.2, the Company shall pay the reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) of the Purchaser in connection with such suit, together with interest on such amount at the prime rate of the Royal Bank of Canada in effect on the date such payment was required to be made to and including the date on which such payment was actually received.
(d)    Each Party acknowledges that the payment of the Termination Fee set out in this Section 8.2 is payment of liquidated damages which are a genuine pre-estimate of the damages which the Purchaser will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. The Company irrevocably waives any right that it may have to raise as a defense that any such liquidated damages are excessive or punitive.
(e)    The Purchaser agrees that the payment of an amount pursuant to this Section 8.2 in the manner provided therein is the sole and exclusive remedy of the Purchaser against the Company in respect of the event giving rise to such payment other than as set forth in Article 10, Section 10.15 and/or the right to injunctive relief to restrain the breach or threatened breach of the covenants or agreements set forth in the Non-Disclosure Agreement; provided, however, that nothing contained in this Section 8.2, and no payment of any such amount, shall relieve or have the effect of relieving a Party in any way from liability for damages incurred or suffered by the other Party as a result of an intentional or wilful breach of this Agreement or a breach of any section of this Agreement other than those resulting in the Termination Fee Event.
8.3    Void upon Termination
If this Agreement is terminated in accordance with Section 8.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder, except that the provisions of this Section 8.3, Section 6.1, Section 8.2 and Article 10 (other than Section 10.6, Section 10.9 and Section 10.10) shall survive any termination hereof in accordance with Section 8.1, provided, however, that neither the termination of this Agreement nor anything contained in Section 8.2 or this Section 8.3 will relieve any Party from any liability for any intentional or wilful breach by it of this Agreement, including any intentional or wilful making of a misrepresentation in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Non-Disclosure Agreement shall survive any termination hereof in accordance with Section 8.1.

8.4    Notice and Cure Provisions
If either the Company, on the one hand, or the Purchaser, on the other hand, determines at any time prior to the Effective Time that it intends to refuse to complete the transactions contemplated hereby because of any unfilled or unperformed condition contained in this Agreement or any untrue representation and warranty contained in this Agreement, such Party will so notify the other Parties forthwith upon making such determination in order that the other Parties will have the right and opportunity to take such steps, at its own expense, as may be necessary for the purpose of fulfilling or performing such condition or curing such untrue representation and warranty within a reasonable period of time, but in no event later than the Outside Date. Neither the Company, on the one hand, nor the Purchaser, on the other hand, may elect not to complete the transactions contemplated hereby pursuant to the conditions precedent contained in Article 9 or exercise any termination right arising therefrom unless forthwith, and in any event prior to the Effective Time, the Party intending to rely thereon has given a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party giving such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent or the exercise of the termination right, as the case may be. If any such notice is given, provided that the other Party is proceeding diligently to cure such matter, if such matter is susceptible to being cured, the Party giving such notice may not terminate this Agreement as a result thereof until the earlier of the Outside Date and the expiration of a period of 15 Business Days from such notice.
Article 9
CONDITIONS PRECEDENT
9.1    Mutual Conditions Precedent
The respective obligations of the Parties to complete the Arrangement are subject to the satisfaction, or mutual waiver by the Purchaser and the Company, on or before the Effective Date, of each of the following conditions, each of which are for the mutual benefit of the Parties and which may be waived, in whole or in part, by the Purchaser and the Company at any time:
(a)    the Arrangement Resolution will have been approved by the Shareholders at the Company Meeting in accordance with the Interim Order and applicable Laws;
(b)    each of the Interim Order and Final Order will have been obtained in form and substance satisfactory to each of the Company and the Purchaser, each acting reasonably, and will not have been set aside or modified in any manner unacceptable to either the Company or the Purchaser, each acting reasonably, on appeal or otherwise;
(c)    the Required Regulatory Approvals will have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated;
(d)    no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Arrangement illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Arrangement as contemplated herein; and
(e)    this Agreement will not have been terminated in accordance with its terms.

9.2    Additional Conditions Precedent to the Obligations of the Company
The obligation of the Company to complete the Arrangement will be subject to the satisfaction, as applicable, or waiver by the Company, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Company and which may be waived by the Company at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Company may have:
(a)    the Purchaser will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;
(b)    the representations and warranties of the Purchaser in this Agreement which are qualified by references to materiality or by the expression “Material Adverse Effect” shall be true and correct as of the Effective Time, in all respects, and all other representations and warranties of the Purchaser shall be true and correct as of the Effective Time, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date.
(c)    from the date hereof until the Effective Time, there will not have occurred a Material Adverse Effect on the Purchaser or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Purchaser;
(d)    the Company will have received a certificate of the Purchaser signed by a senior officer of the Purchaser for and on behalf of the Purchaser and without personal liability and dated the Effective Date certifying that the conditions set out in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;
(e)    the Company will have received certified copies of resolutions duly passed by the board of directors of the Purchaser (acting for itself and on behalf of the Purchaser) approving this Agreement and the completion of the transactions contemplated hereby; and
(f)    the Consideration Shares to be issued pursuant to Section 3.1(a) of the Plan of Arrangement shall have been approved for listing on the NASDAQ, subject only to the satisfaction of the customary listing conditions of the NASDAQ.
9.3    Additional Conditions Precedent to the Obligations of the Purchaser
The obligation of the Purchaser to complete the Arrangement will be subject to the satisfaction, or waiver by the Purchaser, on or before the Effective Date, of each of the following conditions, each of which is for the exclusive benefit of the Purchaser and which may be waived by the Purchaser at any time, in whole or in part, in its sole discretion and without prejudice to any other rights that the Purchaser and the Purchaser may have:
(a)    the Company will have complied in all material respects with its obligations, covenants and agreements in this Agreement to be performed and complied with on or before the Effective Date;
(b)    the representations and warranties of the Company in this Agreement which are qualified by references to materiality or by the expression “Material Adverse Effect” shall be true and correct as of the Effective Time, in all respects, and all other representations and warranties of the Company shall be true and correct as of the Effective Time, in all material respects, in each case except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of such specified date;
(c)    the aggregate number of Company Shares held, directly or indirectly, by the Shareholders who have properly exercised Dissent Rights in connection with the Arrangement shall not exceed 5% of the outstanding Company Shares;
(d)    from the date hereof until the Effective Time, there will not have occurred a Material Adverse Effect on the Company or any event, occurrence, circumstance or development that would reasonably be expected to have a Material Adverse Effect on the Company;
(e)    the Purchaser will have received a certificate of the Company signed by a senior officer of the Company for and on behalf of the Company and without personal liability and dated the Effective Date certifying that the conditions set out in Section 9.3(a), Section 9.3(b), Section 9.3(e), Section 9.3(f) and Section 9.3(g) have been satisfied, which certificate will cease to have any force and effect after the Effective Time;
(f)    there shall not have been any action or proceeding commenced by any Person (including any Governmental Entity) in any jurisdiction seeking to prohibit or restrict the Arrangement, or the ownership or operation by the Purchaser of the business or assets of Company or any of the Company Entities, or which seeks to compel the Purchaser to dispose of any material portion of the business or assets of the Purchaser, the Company or any of their subsidiaries, as a result of the Arrangement;
(g)    the employment agreements entered into between the Key Employees and the Company or the applicable Company Entity, copies of which have been provided to the Purchaser, shall be in full force and effect, unamended, at the Effective Time and the Key Employees shall not have provided any notice of resignation or otherwise expressed any intention of leaving the Company or the Company Entities to the Company, any Company Entity or their Representatives;
(h)    the Purchaser will have received certified copies of resolutions duly passed by the Board of Directors approving this Agreement and the completion of the transactions contemplated hereby;
(i)    if the Interim Order does not exempt the transactions contemplated in this Agreement from the application of the Bulk Sales Act (Ontario) as contemplated in Section 2.4(h), the Company shall provide evidence of compliance with the Bulk Sales Act (Ontario) as of the Effective Date in connection with the transfer of the Purchased Assets, such evidence to be in a form satisfactory to the Purchaser and its counsel, acting reasonably;
(j)    the Principal Shareholders shall each have entered into the Principal Shareholder Agreements containing non-competition and non-solicitation agreement with the Company and the Purchaser on terms set forth in such Principal Shareholder Agreement, and no Company Principal Shareholder shall be in breach of any provision of the applicable Principal Shareholder Agreement;
(k)    the Company shall provide evidence satisfactory to the Purchaser, acting reasonably, that the Extinguished Intercompany Loans have been extinguished prior to the Effective Time, for no consideration and on terms acceptable to the Purchaser; and

(l)    the Release Agreement shall be made available to Purchaser and its authorized representatives and conform in all material respects to the terms described to Purchaser or its authorized representatives in connection with the signing of this Agreement.
Article 10
GENERAL
10.1    Notices
Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery or by electronic means of communication addressed to the recipient as follows:
(a)    if to the Purchaser as follows:
Maxwell Technologies, Inc.
3888 Calle Fortunada
San Diego, California 92123
Attention:     Emily Lough
E-mail:         elough@maxwell.com
with a copy (which will not constitute notice) to:
DLA Piper LLP (US)
4365 Executive Dr #1100
San Diego, California 92121
Attention:     Larry W. Nishnick
Facsimile No.:    (858) 638-6014
E-mail:         larry.nishnick@dlapiper.com
and
DLA Piper (Canada) LLP
1 First Canadian Place, Suite 600
100 King Street West
Toronto, Ontario M5X 1E2
Attention:     Robert Fonn
Facsimile No.:    (416) 369-5239
E-Mail:        robert.fonn@dlapiper.com

(b)    if to the Company:
Nesscap Energy Inc.
Scotia Plaza
40 King Street West, Suite 5800
P.O. Box 1011
Toronto, Ontario M5H 3S1
Attention:    Chief Executive Officer
Facsimile No.:     (416) 595-8695
E-mail:         jzuidema@nesscap.com
with a copy (which will not constitute notice) to:
Miller Thompson LLP
40 King St W.
Toronto, Ontario M5H 3S1
Attention:     Pierre Soulard
Facsimile No.:     (416) 595-8695
E-mail:         psoulard@millerthomson.com
or to such other street address, individual or electronic communication number or address as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.
10.2    Expenses
Unless otherwise provided in this Agreement, each Party will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses whatsoever and howsoever incurred.
10.3    No Assignment
Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties.
10.4    Benefit of Agreement
This Agreement will enure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.
10.5    Time of Essence
Time is of the essence of this Agreement.
10.6    Public Announcements

The initial press release with respect to the Arrangement, this Agreement and the other transactions contemplated hereby shall be a joint press release to be reasonably agreed upon by the Purchaser and the Company. Thereafter, none of the Parties shall, without the consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the other Party, the Arrangement, this Agreement and the other transactions contemplated hereby unless required to do so by Governmental Authorities or applicable Law. The Company shall not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the Purchaser, and the Purchaser shall not make any filing with any Governmental Authority with respect to the Arrangement or the transactions contemplated hereby without prior consultation with the Company, provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing required under applicable Laws, and the Party making the disclosure shall use commercially reasonable efforts to give prior oral or written notice to the other Party and reasonable opportunity for the other Party to review or comment on the disclosure or filing (other than with respect to confidential information contained in such disclosure or filing), and if such prior notice is not possible, to give notice immediately following the making of any such disclosure or filing, and provided further, however, that, except as otherwise required pursuant to this Agreement, the Company shall have no obligation to obtain the consent of or consult with the Purchaser prior to any press release, public statement, disclosure or filing by the Company with regard to an Acquisition Proposal or a Change of Recommendation.
10.7    Governing Law; Service of Process; Waiver of Jury Trial
(a)    This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement or the Arrangement.
(b)    Each Party hereby agrees that any service of process, summons, notice or document by registered mail addressed to such person at its address set forth in Section 10.1 shall be effective service of process for any suit, action or proceeding relating to any dispute arising out of this Agreement or the transactions contemplated by this Agreement.
(c)    Each Party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated by this Agreement.
10.8    Entire Agreement
This Agreement, the Non-Disclosure Agreement and the Company Disclosure Letter along with all other documents delivered pursuant thereto collectively constitute the entire agreement between the Parties with respect to the subject matter thereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Non-Disclosure Agreement.
10.9    Third Party Beneficiaries
This Agreement is not intended to confer any rights or remedies upon any other person.

10.10    Amendment
(a)    This Agreement may, at any time and from time to time before or after the holding of the Company Meeting but not later than the Effective Time, be amended by written agreement of the Parties hereto without, subject to applicable Laws, further notice to or authorization on the part of the Shareholders, and any such amendment may, without limitation:
(i)    change the time for performance of any of the obligations or acts of the Parties;
(ii)    waive any inaccuracies or modify any representation, warranty, term or provision contained herein or in any document delivered pursuant hereto; or
(iii)    waive compliance with or modify any of the conditions precedent referred to in Article 9 or any of the covenants herein contained or waive or modify performance of any of the obligations of the Parties, provided, however, that no such amendment may reduce or materially affect the consideration to be received by the Shareholders under the Arrangement without their approval at the Company Meeting or, following the Company Meeting, without their approval given in the same manner as required by applicable Laws for the approval of the Arrangement as may be required by the Court.
(b)    Notwithstanding the foregoing, this Agreement and the Plan of Arrangement may be amended in accordance with the Final Order, but in the event that the terms of the Final Order require any such amendment, the rights of the Parties in Section Article 8 and Article 9 shall remain unaffected.
10.11    Waiver and Modifications
Any Party may (a) waive, in whole or in part, any inaccuracy of, or consent to the modification of, any representation or warranty made to it hereunder or in any document to be delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other Parties (c) waive or consent to the modification of any of the covenants herein contained for its benefit or waive or consent to the modification of any of the obligations of the other Parties hereto or (d) waive the fulfillment of any condition to its own obligations contained herein. No waiver or consent to the modifications of any of the provisions of this Agreement will be effective or binding unless made in writing and signed by the Party or Parties purporting to give the same and, unless otherwise provided, will be limited to the specific breach or condition waived. The rights and remedies of the Parties hereunder are cumulative and are in addition to, and not in substitution for, any other rights and remedies available at law or in equity or otherwise. No single or partial exercise by a Party of any right or remedy precludes or otherwise affects any further exercise of such right or remedy or the exercise of any other right or remedy to which that Party may be entitled. No waiver or partial waiver of any nature, in any one or more instances, will be deemed or construed a continued waiver of any condition or breach of any other term, representation or warranty in this Agreement.
10.12    Severability
If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner that results in a Material Adverse Effect on the Company or the Purchaser, or both, or would prevent or significantly impede or materially delay the completion of the Arrangement.
10.13    Mutual Interest
Notwithstanding the fact that any part of this Agreement has been drafted or prepared by or on behalf of one of the Parties, all Parties confirm that they and their respective counsel have reviewed and negotiated this Agreement and that the Parties have adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and the Parties waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the Party drafting such agreement or other document and agree that no rule of construction providing that a provision is to be interpreted in favour of the person who contracted the obligation and against the person who stipulated it will be applied against any Party.
10.14    Further Assurances
Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Effective Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement and, in the event the Arrangement becomes effective, to document or evidence any of the transactions or events set out in the Plan of Arrangement.
10.15    Specific Performance
The Parties agree that irreparable harm would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at law. It is accordingly agreed that the Parties will be entitled to a specific performance or an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived.
10.16    No Personal Liability
(a)    No director, officer or employee of the Purchaser will have any personal liability to the Company under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Purchaser.
(b)    No director, officer or employee of the Company will have any personal liability to the Purchaser under this Agreement or any other document delivered in connection with this Agreement or the Arrangement on behalf of the Company.
10.17    Counterparts
This Agreement may be executed and delivered in any number of counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
MAXWELL TECHNOLOGIES, INC.

By: /s/ Franz Fink
Name: Franz Fink
Title: President and CEO

NESSCAP ENERGY INC.

By: /s/ James Zuidema
Name: James Zuidema
Title: Chief Executive Officer

SCHEDULE A
FORM OF PLAN OF ARRANGEMENT
PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF SECTION 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)
ARTICLE 1
INTERPRETATION

Section 1.1	Definitions
In this Plan of Arrangement, unless there is something in the subject matter or context clearly inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)
“Arrangement” means the arrangement under Section 182 of the OBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 10.10 of the Arrangement Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Company and the Purchaser, each acting reasonably;

(b)
“Arrangement Agreement” means the agreement made as of February 28, 2017 between the Company and the Purchaser, including the schedules thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms;

(c)	“Arrangement Resolution” means the special resolution to be considered and, if deemed advisable, passed by the Shareholders at the Company Meeting to approve the Arrangement;

(d)
“Articles of Arrangement” means the articles of arrangement of the Company to be filed with the Director pursuant to Section 183(1) of the OBCA after the Final Order is made, which shall be in form and content satisfactory to the Company and the Purchaser, each acting reasonably;

(e)	“Assumed Liabilities” means the obligations and liabilities of the Company to be assumed by the Purchaser upon Closing to the extent set forth in Schedule E to the Arrangement Agreement;

(f)	“Business Day” means a day other than a Saturday, a Sunday or any other day on which major commercial banking institutions in Toronto, Ontario or San Diego, California are closed for business;

(g)	“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director with respect to the Articles of Arrangement pursuant to Subsection 183(2) of the OBCA;

(h)
“Closing Certificate” means a certificate in the form attached hereto as Appendix A which, when signed by an authorized representative of each of the Parties, will constitute acknowledgement by the Parties that this Plan of Arrangement has been implemented to their respective satisfaction;

(i)	“Company” means Nesscap Energy, Inc., a corporation existing under the laws of the Province of Ontario;

(j)
“Company Meeting” means the special meeting of the Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order for the purpose of considering and, if deemed advisable, to approve the Arrangement Resolution;

(k)	“Company Shares” means the common shares in the capital of the Company;

(l)	“Consideration Shares” means the Maxwell Shares to be issued as consideration pursuant to the Plan of Arrangement, as calculated in accordance with Section 5.1;

(m)	“Court” means the Ontario Superior Court of Justice (Commercial List) or other court with jurisdiction to consider and issue the Interim Order and the Final Order;

(n)	“Director” means the Director appointed pursuant to the OBCA;

(o)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(p)
“Dissenting Shareholder” means a registered holder of Company Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(q)	“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement;

(r)	“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date or at such other time on the Effective Date as the Purchaser and the Company may agree in writing;

(s)
“Election Deadline” means 48 hours prior to the time that the Company Meeting (or any adjournment or postponement thereof) is scheduled to commence or, if such date is not a Business Day, 5 p.m. (Toronto time) on the immediately preceding Business Day;

(t)
“Final Order” means the order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, approving the Arrangement under Subsection 182(5) of the OBCA, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of both the Company and the Purchaser, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or amended (provided that any such amendment is acceptable to both the Company and the Purchaser, each acting reasonably) on appeal;

(u)
“Governmental Authority” means any international, multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any ministry, department, division, bureau, agent, official, agency, commission, board or authority of any government, governmental body, quasi-governmental or private body (including any stock exchange), domestic or foreign, exercising any statutory, regulatory, expropriation or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel, arbitrator or arbitral body acting under the authority of any of the foregoing;

(v)
“holder” means, when used with reference to any securities of the Company, the holder of such securities shown from time to time in the central securities register maintained by or on behalf of the Company in respect of such securities;

(w)
“Interim Order” means the interim order of the Court in a form acceptable to the Company and the Purchaser, each acting reasonably, to be issued following the application therefor contemplated by Section 2.2(a) of the Arrangement Agreement providing for, among other things, the calling and holding of the Company Meeting, as such order may be amended, modified, supplemented or varied by the Court with the consent of both the Company and the Purchaser, each acting reasonably;

(x)
“Liens” means any mortgage, hypothec, prior claim, lien, pledge, assignment for security, security interest, option, right of first offer or first refusal or other charge or encumbrance of any kind and adverse claim;

(y)	“Maxwell Shares” means shares of common stock in the capital of the Purchaser, par value US$0.10 per share;

(z)	“NASDAQ” means Nasdaq Stock Market;

(aa)
“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Company Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(bb)	“OBCA” means the Business Corporations Act (Ontario) and all regulations made thereunder, as promulgated or amended from time to time

(cc)	“Optionholder” means a holder of one or more Options;

(dd)	“Options” means, at any time, options to acquire Company Shares granted pursuant to the Stock Option Plan which are, at such time, outstanding and unexercised, whether or not vested;

(ee)	“Parties” means, together, the Company and the Purchaser;

(ff)
“Plan of Arrangement” means this plan of arrangement, including any appendices hereto, and any amendments, modifications or supplements hereto made from time to time in accordance with the terms hereof or made at the direction of the Court in the Final Order;

(gg)	“Principal Shareholders” means collectively, I2BF Energy, Limited and Arbat Capital Group Inc. and their affiliates;

(hh)
“Principal Shareholder Debt” means all debts and obligations of the Company owed to the Principal Shareholders, including all amounts provided by the Principal Shareholders to fund obligations of the Company prior to the Effective Time;

(ii)	Purchaser” means Maxwell Technologies, Inc., a corporation existing under the laws of the State of Delaware;

(jj)	“Retained Liabilities” means all liabilities, fees, expenses, costs, damages, obligations (contingent or otherwise) of the Company other than the Assumed Liabilities;

(kk)	“Shareholder” means a holder of one or more Company Shares;

(ll)	“Stock Option Plan” means the Stock Option Plan of the Company effective as of June 22, 2011; and

(mm)	“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as may be amended from time to time.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

Section 1.2	Interpretation Not Affected by Headings
The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

Section 1.3	Number, Gender and Persons
In this Plan of Arrangement, unless the context otherwise clearly requires, words used herein importing the singular include the plural and vice versa; words imparting any gender shall include all genders and the neuter gender; and words imparting persons shall include individuals, partnerships, limited liability companies, associations, corporations, funds, unincorporated organizations, governments, regulatory authorities and other entities.

Section 1.4	Date of Any Action
If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.5	Time
Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

Section 1.6	Statutory References
Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7	Currency
Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of the United States, and “$” refers to United dollars. All references in this Plan of Arrangement to sums of money expressed in lawful money of the Canada refers to “C$”.
ARTICLE 2
EFFECT OF THE ARRANGEMENT

Section 2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA.

Section 2.2	Binding Effect
This Plan of Arrangement will become effective commencing at the Effective Time and shall be binding upon the Purchaser, the Company, the Shareholders, the Optionholders and the creditors of the Company.

Section 2.3	Transfers Free and Clear
Any transfer of securities and assets pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.
ARTICLE 4
ARRANGEMENT

Section 3.1	The Arrangement
Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur in the following sequence, in each case without any further authorization, act or formality on the part of any person:

(a)	At the Effective Time the following will occur:

(i)
each Option granted and outstanding immediately prior to the Effective Time will be and be deemed to be transferred by the holder thereof to the Company (free and clear of any Liens) and cancelled by the Company;

(ii)
with respect to each Option, the holder thereof will cease to be the holder thereof or to have any rights as a holder in respect of such Option or under the Stock Option Plan and the name of the holder thereof will be removed from the applicable securities register of the Company with respect to such Option; and

(iii)	the Stock Option Plan shall be terminated; and

(b)	immediately following the step in Section 3.1(a) the following will occur:

(i)
the Company will sell, assign and transfer to the Purchaser, and the Purchaser will purchase from the Company, free and clear of all Liens, all of the Company’s right, title and interest in and to the Purchased Assets in exchange for the Consideration Shares and the Purchaser’s assumption of the Assumed Liabilities;

(ii)
the Company will be removed from the shareholder registers of each of the Company Entities, the Purchaser will be the holder of all of the Purchased Shares and the Purchaser will be added to the register of each of the Company Entities as the sole shareholder of each Company Entity; and

(c)	immediately following the step in Section 3.1(b) the following will occur:

(i)
the Company will satisfy, discharge and perform all Retained Liabilities, including the Principal Shareholder Debt, using its cash on hand, cash generated through the sale of the Consideration Shares in the market and/or the transfer of Consideration Shares, provided, however, that the Principal Shareholder Debt shall only be satisfied through the transfer of Consideration Shares to the Principal Shareholders; and

(ii)	the Company will distribute all of its remaining Consideration Shares to the Shareholders as a reduction in the stated capital of the Company Shares; and

(c)
each holder of Options or Company Shares, or both, outstanding immediately prior to the Effective Time, with respect to each step set out above applicable to such holder, shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to complete the steps set out above, including to complete the distribution of certain Consideration Shares contemplated herein.

Section 3.2	Wind-up
Following the completion of the Arrangement pursuant to Section 3.1, the Company will be wound up and dissolved.
ARTICLE 4
DISSENT RIGHTS

Section 4.1	Rights of Dissent
Pursuant to the Interim Order, each registered Shareholder may exercise rights of dissent (“Dissent Rights”) pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by this Article 4 and the Interim Order; provided, however, that written objection to the Arrangement Resolution, in the manner contemplated by Subsection 185(6) of the OBCA, must be sent to and received by the Company by no later than 4:00 p.m. (Toronto time) on the second Business Day immediately prior to the Company Meeting. Shareholders who duly exercise such rights of dissent and who are ultimately not entitled, for any reason, to be paid by the Company fair value for the Company Shares in respect of which they have exercised Dissent Rights will be deemed to have participated in the Arrangement on the same basis as a Shareholder who has not exercised Dissent Rights, as at and from the time specified in Section 3.1(a), and be entitled to receive only the consideration set forth in Section 3.1(a). All payments in respect of any Dissent Rights will be the responsibility of the Company and may be satisfied by the sale of Consideration Shares in the market.
For greater certainty, and in addition to any other restriction under Section 185 of the OBCA, a Shareholder who has voted, or instructed a proxyholder to vote, against the Arrangement Resolution shall not be entitled to exercise Dissent Rights with respect to the Arrangement.
ARTICLE 5
CONSIDERATION SHARES

Section 5.1	Calculation of Consideration Shares

(a)
The aggregate number of Consideration Shares to be issued by the Purchaser pursuant to the Arrangement shall be 4,607,264 subject to adjustment pursuant to Section 5.1(b). The number of Consideration Shares is determined by dividing 23,175,000 by $5.0301, being the average closing price of the Maxwell Shares on the NASDAQ for the 10 trading days ending (and including) the second trading day prior to the date of the Arrangement Agreement.

(b)
The number of Consideration Shares to be issued by the Purchaser pursuant to the Arrangement shall be adjusted immediately prior to the Effective Time, to the aggregate number of Consideration Shares determined by dividing 23,175,000 by the average closing price of the Maxwell Shares on the NASDAQ for the 10 trading days ending (and including) the second trading day prior to the Effective Date; provided, however, that any such increase or decrease in the number of Consideration Shares to be issued as consideration pursuant to the Arrangement shall be limited to a maximum adjustment of 10% so that if (i) the number of Consideration Shares so determined is greater than 5,067,990, the number of Consideration Shares to be issued shall be 5,067,990, and (ii) the number of Consideration Shares so determined is less than 4,146,538, the number of Consideration Shares to be issued shall be 4,146,538.

Section 5.2	Delivery of Consideration Shares
Maxwell will deliver all Consideration Shares payable to the Company hereunder to the Company at the Effective Time to satisfy the consideration issuable to the Company pursuant to this Plan of Arrangement.

Section 5.3	Distributions
The Shareholders will rank pari passu with each other in receiving their pro rata share of the Consideration Shares and assets that are distributed to such Shareholder pursuant to the Arrangement and the subsequent winding up and dissolution of the Company.

Section 5.4	Fractional Shares
In no event shall any Shareholder, Optionholder or the Company be entitled to a fractional Maxwell Share. Where the aggregate number of Maxwell Shares to be issued to a Shareholder, Optionholder or the Company as consideration under this Arrangement would result in a fraction of a Maxwell Share being issuable, the number of Maxwell Shares to be received by such holder shall be rounded down to the nearest whole Maxwell Share. No cash payment shall be made in lieu of the fractional Maxwell Share.

Section 5.5	Withholding Rights
The Company and the Purchaser will be entitled to deduct and withhold from any consideration otherwise payable to any Shareholder or Optionholder under this Plan of Arrangement (including any payment to Dissenting Shareholders) such amounts as the Company or the Purchaser is required to deduct and withhold with respect to such payment under the Tax Act, the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder, or any provision of any provincial, state, local or foreign tax law as counsel may advise is required to be so deducted and withheld by the Company or the Purchaser, as the case may be. For the purposes hereof, all such withheld amounts shall be treated as having been paid to the person in respect of which such deduction and withholding was made on account of the obligation to make payment to such person hereunder, provided that such deducted or withheld amounts are actually remitted to the appropriate Governmental Authority by or on behalf of the Company or the Purchaser, as the case may be.

Section 5.6	U.S. Securities Laws Exemption
Notwithstanding any provision herein to the contrary, the Company and the Purchaser agree that the Plan of Arrangement will be carried out with the intention that all Maxwell Shares transferred on completion of the Plan of Arrangement will be issued by the Purchaser and transferred in reliance on the exemption from registration requirements of the U.S. Securities Act of 1933, as amended, as provided by Section 3(a)(10) thereof.
ARTICLE 6
AMENDMENTS

Section 6.1	Amendments to Plan of Arrangement

(a)
The Company and the Purchaser reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iii) communicated to or approved by the Shareholders if and as required by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement pursuant to Section 6.1(a) may be proposed by the Company at any time prior to the Company Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the Company Meeting (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting will be effective only if such amendment, modification or supplement (i) is consented to by each of the Company and the Purchaser and (ii) if required by the Court or applicable law, is consented to by Shareholders voting in the manner directed by the Court.

(d)
Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date but shall only be effective if it is consented to by each of the Company and the Purchaser provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Company and the Purchaser, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Company and the Purchaser or any former holder of Company Shares or Options.

ARTICLE 7
FURTHER ASSURANCES
Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Arrangement Agreement will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.
:

SCHEDULE B
ARRANGEMENT RESOLUTION
BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:
A.    the arrangement (“Arrangement”) under section 182 of the Business Corporations Act (Ontario) (“OBCA”), all as more particularly described and set forth in the plan of arrangement (as may be modified or amended, the “Plan of Arrangement”) attached as Appendix “●” to the management information circular of Nesscap Energy Inc. (the “Company”) dated ●, 2017 (the “Circular”), and all transactions contemplated thereby, be and are hereby authorized, approved and adopted;
B.    the Plan of Arrangement be and is hereby authorized, approved and adopted;
C.    the arrangement agreement dated February ●, 2017 between the Company and Maxwell Technologies, Inc. as may be amended from time to time (the ”Arrangement Agreement”), and all transactions contemplated therein, and the actions of the directors of the Company in approving the Arrangement and the Arrangement Agreement and the actions of the directors and officers of the Company in executing and delivering the Arrangement Agreement and causing the performance by the Company of its obligations thereunder, be and are hereby confirmed, ratified, authorized and approved;
D.    notwithstanding that this resolution has been duly passed (and the Arrangement approved and agreed) by the shareholders of the Company or that the Arrangement has been approved by the Ontario Superior Court of Justice, the directors of the Company be and are hereby authorized and empowered, without further notice to, or approval of, the shareholders of the Company (i) to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement, and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and to revoke this resolution at any time prior to the Effective Time (as defined in the Arrangement Agreement); and
E.    any director or officer of the Company is hereby authorized, for and on behalf of the Company, to execute, with or without the corporate seal and, if appropriate, deliver any and all other agreements, applications, forms, waivers, notices, certificates, confirmations and other documents and instruments and to do, or cause to be done, any and all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement, the completion of the Arrangement and related transactions in accordance with the Arrangement Agreement and the matters authorized hereby, including, without limitation, (i) all actions required to be taken by or on behalf of the Company, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities, and (ii) the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by the Company, such determination to be conclusively evidenced by the execution and delivery of any such document, agreement or instrument, and the taking or doing of any such action.

B-1

SCHEDULE C
REQUIRED REGULATORY APPROVALS
TSX-V conditional acceptance relating to the disposition of non-cash assets by the Company.

C-1

SCHEDULE D
SPECIFIED ASSETS

• All Unrestricted Cash
•    Consulting and Services Agreement between the Company and Vladimir Vorozheykin, entered into on September 10, 2015 and subsequently amended, on February 25, 2017, to extend through June 30, 2017, for Market Development Services
•    Employment Agreement between the Company and Robert Tressler, entered into on March 30, 2015*

•    Employment Agreement between the Company and James Zuidema, entered into on January 1, 2015 and subsequently amended on August 19, 2016*

• Certain Confidentiality and Non-Disclosure Agreements, the names of which are confidential until the Effective Time
• Distribution Agreement between the Company and Rutronik Elektronische Bauelemente GmbH, entered into on January 17, 2013
* The Employment Agreements with each of Robert Tressler and James Zuidema (the “Employment Agreements”) shall be assigned to Purchaser and amended for the purpose of reflecting the employment of such individuals by Purchaser based on each individual’s place of employment (as mutually agreed to by the Purchaser and each of the individuals); provided, however, that in the event that Purchaser and either of the individuals enter into a new employment agreement which must provide for at least the same terms of employment, including any rights related to the termination of such individual, then such new employment agreement shall amend and replace the existing Employment Agreement and Purchaser shall have no obligation to assume the applicable Employment Agreement.

D-1

SCHEDULE E
ASSUMED LIABILITIES

•	All liabilities in connection with the assumed Contracts set forth on Schedule D other than liabilities in connection with the Closing Transaction Bonus Payments.

•	Any taxes directly payable by the Company to Governmental Authorities in the Republic of Korea as a result of the sale of shares of Nesscap Co., Ltd.

•	Any taxes directly payable by the Company to any Governmental Authorities as a result of the settlement of the Extinguished Intercompany Loans.

•
Up to US$160,000 payable for the Permitted Company Expenses provided, however, that the Company shall provide detailed invoices evidencing such expenses, which shall be satisfactory to the Purchaser, acting reasonably.

•
Unless it becomes an Extinguished Intercompany Loan on or prior to the Closing, an intercompany payable to Nesscap Co., Ltd. for travel and other miscellaneous expenses, paid on behalf of the Company by Nesscap Co., Ltd., from November 2015 through the Effective Time (for reference, this balance was US$30,491 at December 31, 2016).

E-1

SUPPLEMENT A
TO
SCHEDULE E

Due to	Due From	Description
Nesscap Energy Inc.	Nesscap Energy GmbH	loan and accrued interest payable from Nesscap Energy GmbH (30 Nov 2016 balance approximately $110K)
Nesscap Energy Inc.	Nesscap, Inc.	loan and accrued interest payable from Nesscap Inc. (30 Nov 2016 balance approximately $758K)
Nesscap Energy Inc.	Nesscap Inc.	accounts receivable, due payable from Nesscap Inc. (30 Nov 2016 balance approximately $953K)
Nesscap Energy Inc.	Nesscap Co., Ltd.	accounts receivable, payable from Nesscap Co., Ltd. (30 Nov 2016 balance approximately $1,130K)
Nesscap Energy Inc.	Nesscap Co., Ltd.	accrued interest payable from Nesscap Co., Ltd. (30 Nov 2016 balance approximately $200K)
Nesscap, Inc.	Nesscap Co., Ltd.	loan and accrued interest payable from Nesscap Co., Ltd. (30 Nov 2016 balance approximately $2,306K)